SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.   20549

                                      Form 10-K

          X      ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d)
                 OF THE SECURITIES EXCHANGE ACT OF 1934 (Fee Required)

                 For the fiscal year ended     December 31, 1995

                 TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d)
                 OF THE SECURITIES EXCHANGE ACT OF 1934 (No Fee Required)
           For the transition period from            to

                            Commission file number 1-3464

                             KENTUCKY UTILITIES COMPANY
               (Exact name of Registrant as specified in its charter)

               Kentucky and Virginia                     61-0247570
             (State of Incorporation)                 (I.R.S. Employer
                                                     Identification No.)
                One Quality Street
                Lexington, Kentucky                         40507
     (Address of principal executive offices)            (Zip Code)

         Registrant's telephone number, including area code:   606-255-2100
             Securities registered pursuant to Section 12(b) of the Act:

                                                  Name of Each Exchange on
                Title of Each Class                    Which Registered
        Preferred Stock, 4 3/4% cumulative,   Philadelphia Stock Exchange, Inc.
           stated value  $100 per share

             Securities registered pursuant to Section 12(g) of the Act:
              Preferred stock, cumulative, stated value $100 per share
                                  (Title of Class)

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been
     subject to such filing requirements for the past 90 days. Yes  X   No

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ( X )
     Aggregate market  value of the voting  stock held by nonaffiliates  of the
     Registrant:   None

     Number of shares of Common Stock outstanding at March 8, 1996: 37,817,878 shares (owned by the parent - KU Energy Corporation).

                     Documents Incorporated by Reference:  None

     Exhibit Index appears on page 43.

                             KENTUCKY UTILITIES COMPANY

                                      Form 10-K

               Annual Report to the Securities and Exchange Commission
                        For the Year Ended December 31, 1995
                                    _____________

                                  TABLE OF CONTENTS

     Item                                                              Page
                                       PART I

     1. Business   . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

     2. Properties   . . . . . . . . . . . . . . . . . . . . . . . . . .  9

     3. Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . 10

     4. Submission of Matters to a Vote of Security Holders  . . . . . . 10

        Executive Officers of the Registrant   . . . . . . . . . . . . . 11


                                       PART II

     5. Market for Registrant's Common Equity and Related
          Stockholder Matters  . . . . . . . . . . . . . . . . . . . . . 13

     6. Selected Financial Data  . . . . . . . . . . . . . . . . . . . . 14

     7. Management's Discussion and Analysis of Financial Condition
          and Results of Operations  . . . . . . . . . . . . . . . . . . 16

     8. Financial Statements and Supplementary Data  . . . . . . . . . . 24

     9. Changes in and Disagreements with Accountants on Accounting
          and Financial Disclosure   . . . . . . . . . . . . . . . . . . 41

                                      PART III

    10. Directors and Executive Officers of the Registrant   . . . . . . 41

    11. Executive Compensation   . . . . . . . . . . . . . . . . . . . . 41

    12. Security Ownership of Certain Beneficial Owners and Management   41

    13. Certain Relationships and Related Transactions   . . . . . . . . 41

                                       PART IV

    14. Exhibits, Financial Statement Schedules, and Reports on Form 8-K 42

        Exhibit Index  . . . . . . . . . . . . . . . . . . . . . . . . . 43

        Signatures   . . . . . . . . . . . . . . . . . . . . . . . . . . 48

                                       PART I
     Item 1.  Business

     General

     Kentucky Utilities Company (KU) is a wholly owned subsidiary of KU Energy Corporation (KU Energy). KU is a public utility engaged in producing and selling electric energy. KU provides electric service to about 425,500 customers in over 600 communities and adjacent suburban and rural areas in 77 counties in central, southeastern and western Kentucky, and to about 28,600 customers in 5 counties in southwestern Virginia. In Virginia, KU operates under the name Old Dominion Power Company. Of the Kentucky communities, 161 are incorporated municipalities served under unexpired municipal franchises and the rest are unincorporated communities where no franchises are required. Service has been provided in Virginia without franchises for a number of years. The lack of Virginia franchises is not expected to have a material adverse effect on KU's operations. KU also sells electric energy at wholesale for resale in 12 municipalities.

     The territory served by KU has an aggregate population estimated at about 1,000,000. The largest city served is Lexington, Kentucky. The population of the metropolitan Lexington area is estimated at about 225,000. The populations of the next 10 largest cities served at retail range from about 21,000 to 9,000. The territory served includes most of the Blue Grass Region of central Kentucky and parts of the coal mining areas in southeastern and western Kentucky and southwestern Virginia. Lexington is the center of the Blue Grass Region, in which thoroughbred horse, burley tobacco and bourbon whiskey distilling industries are located. Among the principal industries in the territory served are coal mining, automotive and related industries, the manufacture of paper and paper products and of electrical and other machinery and primary metals processing.

     Revenues

     KU's sources of electric revenues and the respective percentages of total revenues for the three years 1993-1995 were as follows:

          Year Ended December 31,              1995               1994              1993
                                              Amount  %          Amount   %        Amount   %
                                                         (dollars in thousands)

          Residential                     $ 232,760  34     $ 213,574    34     $ 210,759  35
          Commercial                        151,778  22       142,207    22       138,271  23
          Industrial                        130,066  19       120,043    19       111,857  18
          Mine Power                         36,076   5        36,498     6        34,977   6
          Public Authorities                 54,161   8        49,869     8        48,142   8
          Wholesale                          50,699   7        47,961     7        46,898   8
          Opportunity                        25,241   4        41,704     7        15,565   2
          Miscellaneous Revenues              5,649   1         4,181     -         3,428   -
          Provision for Refund -
            Litigation Settlement                 -   -       (19,385)   (3)       (3,309)  -
               Total                      $ 686,430 100     $ 636,652   100     $ 606,588 100

     The electric utility business is affected by seasonal weather patterns. As a result, operating revenues (and associated operating expenses) are
     not  generated  evenly throughout  the year.    See Item  7, Management's
     Discussion and Analysis of Financial Condition and Results of Operations - Sales and Revenues for information related to revenues including those from opportunity sales.

     Operations

     KU's net generating capability was 3,509 megawatts at December 31, 1995. An additional 110-megawatt combustion turbine peaking unit is scheduled to be placed into commercial operation in 1996. The net generating capability available for operation at any time may be lower because of periodic outages of generating units due to inspection, maintenance, fuel restrictions, or modifications required by regulatory agencies. KU obtains power from other utilities under bulk power purchase and interchange contracts. At December 31, 1995, KU's system capability, including purchases from others, was 3,903 megawatts. On August 16, 1995, an all-time system peak demand, on a one-hour integrated basis, was set at 3,341 megawatts. This peak was surpassed on February 5, 1996 by a 3,391 megawatt peak. See Item 2, Properties-Construction for a discussion of KU's plans to add additional peaking capacity.

     The percentage of KU's system output which was internally generated and purchased for the periods indicated was as follows:

                                              1995      1994       1993
               Internally Generated             82%       83 %       89 %
               Purchased                        18%       17 %       11 %


     KU is one of 28 members of the East Central Area Reliability Coordination Agreement, the purpose of which is to augment the reliability of the members' bulk power supply through coordination of planning and operation of generation and transmission facilities. The members are engaged in the generation, transmission and sale of electric power and energy in the east central area of the United States, which covers all or portions of Michigan, Indiana, Ohio, Kentucky, Pennsylvania, Virginia, West Virginia and Maryland. KU also has interconnections and contractually established operating arrangements with neighboring utilities and cooperatives.

     Under a contract with Owensboro Municipal Utilities (OMU), KU has agreed to purchase from OMU the surplus output of the 150-megawatt and 250-megawatt generating units at OMU's Elmer Smith station. Purchases under the contract are made under a contractual formula which has resulted in costs which were and are expected to be comparable to the cost of other power purchased or generated by KU. Such power constituted about 8% of KU's net system output during 1995. See Note 4 of the Notes to Financial Statements.

     KU owns 20% of the common stock of Electric Energy, Inc. (EEI), which owns and operates a 1,000-megawatt generating station in southern Illinois. KU's entitlement is 20% of the available capacity of the station. Purchases from EEI are made under a contractual formula which has resulted in costs which were and are expected to be comparable to the cost of other power purchased or generated by KU. Such power constituted about 8% of KU's net system output in 1995. See Note 4 of the Notes to Financial Statements.

     KU had approximately 2,230 employees at December 31, 1995, of which about 300 are covered by union contracts expiring August 1996.

     Fuel Matters

     Coal-fired generating units provided more than 99% of KU's net kilowatt-hour generation for 1995. The remainder of KU's net generation for 1995 was provided by hydroelectric plants, oil and/or natural gas burning units. The average delivered cost of coal purchased, per ton and per million BTU (MBTU), and the percentage of spot coal purchases for the periods indicated were as follows:

                                                   1995      1994     1993


        Per ton - all sources                   $ 28.37   $ 28.91   $ 27.92
        Per MBTU - all sources                  $  1.16   $  1.19   $  1.15

        Per ton - spot purchases only           $ 26.84   $ 28.33   $ 26.23
        Per MBTU - spot purchases only          $  1.10   $  1.16   $  1.08
        Spot purchases as % of all sources           30 %      46 %      44 %


     KU maintains its fuel inventory at levels estimated to be necessary to avoid operational disruptions at its coal-fired generating units.
     Reliability of coal deliveries can be affected from time to time by a number of factors, including coal mine labor strikes and other supplier or transporter operating difficulties.

     KU believes there are adequate reserves available to supply its existing base-load generating units with the quantity and quality of coal required for those units throughout their useful lives. KU intends to meet a substantial portion of its coal requirements with 3-year and 5-year contracts. KU anticipates that coal supplied under such contracts will represent about two-thirds of the requirements over the next several years. As part of this strategy, KU is currently negotiating and will continue to negotiate replacement contracts as contracts expire. KU does not anticipate any problems negotiating new contracts for future coal needs. The balance of coal requirements will be met through spot purchases. See Note 4 of the Notes to Financial Statements for the estimated obligations under existing fuel contracts for each of the years 1996 through 2000.

     KU has no long-term contracts in place for the purchase of natural gas for its combustion turbine peaking units. KU has met its gas requirements through spot purchases. KU does not anticipate encountering any significant problems acquiring an adequate supply of fuel necessary to operate its peaking units. See Item 2, Properties-Construction for a discussion of KU's plans to add additional peaking capacity.

     Environmental Matters

     Federal and state agencies have adopted environmental protection standards which apply to the electric operations of KU. Capital expenditures to comply with these standards amounted to about $193 million during the 1991-1995 time period.

     KU's generating units are operated in compliance with the Kentucky Natural Resources and Environmental Protection Cabinet's (Cabinet) State Implementation Plan (KYSIP) and New Source Performance Standards developed under the Clean Air Act. The KYSIP is a federally approved plan for the attainment of the national ambient air quality standards. The KYSIP contains standards relating to the emissions of various pollutants (sulfur dioxide, particulates and nitrogen oxides) from KU's fossil-fuel fired steam electric generating units. These emission standards are of varying stringencies and compliance with these standards is attained through a variety of air pollution control technologies (scrubbers, electrostatic precipitators, and low NOx burners) and the use of low-sulfur coal. KU's operations are in substantial compliance with current emission standards.

     The acid rain control provisions of the 1990 Clean Air Act Amendments, which are effective in two phases, require KU to further decrease the emissions of sulfur dioxide and nitrogen oxides from its fossil-fuel fired steam electric generating units. Ghent Unit 1, E. W. Brown Units 1, 2 and 3, and Green River Unit 4 have been designated as Phase I affected units which were required to comply with sulfur dioxide emission reduction obligations beginning January 1, 1995. In order to comply with these sulfur dioxide emission limitations, KU has installed a scrubber and related facilities on Ghent Unit 1 and switched to lower sulfur coal on some other Phase I affected units. In addition, these units were retrofitted with low NOx burners in order to comply with applicable nitrogen oxide limitations under United States Environmental Protection Agency (EPA) regulations. The EPA issued final acid rain permits for each of KU's Phase I affected units. The EPA's approval of KU acid rain compliance plan was accompanied by bonus allowances awarded for the installation of the scrubber on Ghent Unit 1 and an extension of the Phase I effective date to January 1, 1997, for certain portions of the sulfur dioxide emission limitations. KU's current emission allowance strategy, in part, includes the banking of unused sulfur dioxide emission allowances. These unused allowances result from the bonus allowances received from the EPA and the expected reduced sulfur dioxide emissions from the installation of the Ghent Unit 1 scrubber. The banked allowances are expected to allow KU to delay capital expenditures associated with KU's Phase II acid rain compliance obligations, which are effective January 1, 2000. KU's Phase II compliance strategy, in addition to utilizing banked allowances, may include additional fuel switching or the installation of additional scrubbers. However, KU will continue to reassess its options for complying with Phase II emission reduction requirements to determine an overall least cost strategy. See
     Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations - Construction Requirements and - Environmental Matters for additional discussion.

     During 1990, each of KU's five fossil-fuel fired steam electric generating stations was re-issued a wastewater discharge permit by the Cabinet under the Clean Water Act's National Pollutant Discharge Elimination System. These 5-year permits place water quality-based effluent limitations (i.e., thermal and chemical limits) on each of the power plant's discharges. KU's operations are in substantial compliance with the conditions in the permits. KU is in the process of renewing the required permits that expired in 1995, which continue in effect until new permits are issued.

     Pursuant to the Resource Conservation and Recovery Act, utility wastes (fly ash, bottom ash and scrubber sludge) have been categorized as special wastes (i.e., wastes of large volume, but low environmental hazard). The EPA has concluded that the disposal of coal combustion byproducts by practices common to the utility industry are adequate for the protection of human health and the environment. The Cabinet also regulates utility wastes as special wastes under its waste management program.

     Under the Toxic Substances Control Act, the EPA regulates the use, servicing, repair, storage and disposal of electrical equipment containing polychlorinated biphenyls (PCB). To comply with these regulations, KU has implemented procedures to be followed in the handling, storage and disposal of PCBs. In addition, KU has completed the mandated phase out of all of its pole-class PCB capacitors and has no vault-type PCB transformers in use, in or near commercial buildings.

     On February 13, 1990, KU received a letter from the EPA identifying KU and others as potentially responsible parties under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA or Superfund) for a disposal site in Daviess County, Kentucky. The letter also asked KU and the other persons or entities named to proceed voluntarily with a remediation program at the site. Under Superfund, a responsible party may be liable for all or a portion of all monies expended by the government to take corrective action at the site. The EPA has turned over responsibility for investigation of the site and development of a remediation plan to a group (not including KU) originally named as potentially responsible parties. KU has entered into an agreement with the group as to the portion of the investigation and development costs to be borne by KU in connection with the site. The agreement does not cover costs which may be incurred in connection with any remediation plan. A remediation plan is before the EPA for approval. KU does not believe that any liability with respect to the site will have a material impact on its financial position or results of operations.

     Regulation

     KU is subject to the jurisdiction of the Kentucky Public Service Commission (PSC) and the Virginia State Corporation Commission (SCC) as to retail rates and service, accounts, issuance of securities and in other respects. The Federal Energy Regulatory Commission (FERC) has jurisdiction under the Federal Power Act over certain of the electric utility facilities and operations, wholesale sale of power and related transactions and accounting practices of KU, and in certain other respects as provided in the Act. The FERC has classified KU as a "public utility" as defined in the Act. By reason of owning and operating a small amount of electric utility property in one county in Tennessee (having a gross book value of about $212,000), KU may also be subject to the jurisdiction of the Tennessee Public Service Commission as to retail rates, accounts, issuance of securities and in other respects. Since 1992, utilities in Kentucky have had the option to use either a historical test period or a forward-looking test period in rate filings.

     KU's fuel adjustment clause for Kentucky customers, which operates to reflect changes in the cost of fuel in billings to customers, is designed to conform to a general regulation providing for a uniform monthly fuel adjustment clause for all electric utilities in Kentucky subject to the jurisdiction of the PSC. The clause is based on a formula approved by the FERC but with certain modifications, including the exclusion of excess fuel expense attributable to certain forced outages, the filing of fuel procurement documentation, a procedure for billing over and under recoveries of fuel cost fluctuations from the base rate level and provision for periodic public hearings to review past adjustments, to make allowance for any past adjustments found not justified, to disallow any improper expenses and to re-index base rates to include current fuel costs. The fuel adjustment clause mechanism for Virginia customers uses an average fuel cost factor based primarily on projected test year fuel costs. The fuel cost factor is adjusted annually for the over or under collection of fuel costs from the previous year.

     Rate regulation in Kentucky allows each electric utility with a PSC-approved environmental compliance plan and environmental surcharge to recover on a current basis the cost of complying with federal, state or local environmental requirements, including the Federal Clean Air Act as amended, which applies to coal combustion wastes and by-products from facilities utilized for the production of energy from coal. During 1994, the PSC approved KU's environmental surcharge, which is designed to allow KU to recover compliance related operating expenses and to earn a return on those compliance related capital expenditures not already included in existing rates through the application of the surcharge each month to customers' bills. Surcharge billings are subject to periodic PSC review of the level of environmental expenditures and reconciliation of previous surcharge billings with actual costs. For additional information regarding the environmental surcharge, including information concerning pending legal proceedings, see Note 9 of the Notes to Financial Statements, "Environmental Cost Recovery."

     Integrated resource planning regulations in Kentucky require KU and the other major utilities to make triennial filings with the PSC, of various historical and forecasted information relating to forecasted load, capacity margins and demand-side management techniques. KU is required to make its next filing on April 22, 1996.

     Pursuant to Kentucky law, the PSC has established the boundaries of the service territory or area of each retail electric supplier in Kentucky (including KU), other than municipal corporations, within which each such supplier shall have the exclusive right to render retail electric service.

     The SCC requires each Virginia utility to make annual filings of either a base rate change or an Annual Informational Filing consisting of a set of standard financial schedules. These filings are subject to review by the SCC Staff. The SCC issues a Staff Report, which includes any findings or recommendations to the SCC relating to the individual utility's financial performance during the historic 12-month period, including previously accepted adjustments.

     KU is presently exempt from all the provisions of the Public Utility Holding Company Act of 1935, except Section 9(a)(2) thereof (which relates to the acquisition of securities of public utility companies), by virtue of the exemption granted by an order of the Securities and Exchange Commission dated April 19, 1949 and, absent further action by the Commission, by virtue of annual exemption statements filed by KU with the Commission pursuant to Rule 2 prescribed under the Act.

     National Energy Policy Act

     See Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operation - Utility Issues - Competition.

     Transmission Services and Power Services Tariffs

     In March 1995, the FERC issued a Notice of Proposed Rulemaking (NOPR) by which the FERC will require public utilities that own or control facilities used for the transmission of electric energy in interstate commerce to offer "open access" transmission service on a nondiscriminatory basis. The FERC also proposes to allow, in certain circumstances, the collection of charges for the recovery of stranded costs when customers change power suppliers. The FERC expects to issue final rules in 1996. For further discussion, see Item 7, Managements' Discussion and Analysis of Financial Condition and Results of Operation - Utility Issues- Competition.

     KU placed a Transmission Services (TS) Tariff into effect in 1994 and a Power Services (PS) Tariff into effect in 1995. The TS Tariff covers wholesale transactions involving the use of KU's transmission system. The PS tariff allows KU to sell wholesale power at market-based rates. The FERC staff, intervenors and KU are engaged in settlement discussions designed to settle all outstanding issues. Both tariffs are subject to refund pending final FERC approval.

     Although these  new tariffs did not  have a material impact  on KU's 1995
     revenues   or  net  income,  they  are  indicative  of  the  increasingly competitive environment in which KU and other utilities operate.

     Item 2.  Properties

     KU owns and operates the following electric generating stations:
                                                              Nameplate      Effective
                                                             Rating (KW)  Capability (KW)
      Steam:            Ghent           Ghent, Ky              2,226,060        1,976,000
                        Green River     South Carrollton, Ky     263,636          242,000
                        E. W. Brown     Burgin, Ky               739,534          661,000
                        Tyrone          Tyrone, Ky               137,500          136,000
                        Pineville       Four Mile, Ky             37,500           34,000
      Hydro:            Dix Dam &
                        Lock #7         Burgin, Ky                30,297           24,000
      Gas/Oil Peaking:  Haefling        Lexington, Ky             62,100           59,000
                        E.W. Brown      Burgin, Ky               357,000          377,000
                                                               3,853,627        3,509,000

     Substantially all properties are subject to the lien of KU's Mortgage Indenture.

     Construction

     Three 110-MW combustion turbine peaking units have been installed over the past two years. The first peaking unit was placed into commercial operation in late 1994. The second and third units were placed into commercial operation in February 1995 and December 1995, respectively. The total construction expenditures for the years 1996 through 2000 are estimated at $547 million. Such expenditures include an estimated $190 million for generating facilities, $83 million for transmission facilities and $274 million for distribution and general facilities. Included in total construction expenditures for the 1996-2000 period are $120 million for 485 MW of peak generating capacity to be added during 1996-2000 (including one substantially complete unit with an effective capability of 110-MW scheduled for commercial operation in 1996.) KU has no plans to install coal-fired baseload generating capacity before 2010.

     Construction expenditures for the years 1991 through 1995 aggregated about $647 million. See Note 4 of the Notes to Financial Statements for the estimated amounts of construction expenditures for each of the years 1996 through 2000.

     KU frequently reviews its construction program and construction expenditures, which may be affected by numerous factors, including the rate of load growth, changes in construction costs, changes in environmental regulations, least cost planning, the adequacy of rate relief and KU's ability to raise necessary capital. (See Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations.) KU's planned additions to its electric generating capacity are based on future load projections using estimated load growth rates. Consideration is also given to projections by neighboring utilities of their future loads and capacity. However, forecasts of future loads are subject to numerous uncertainties, including economic conditions and effectiveness of energy conservation measures.


     Item 3.  Legal Proceedings

     Environmental Cost Recovery

     See Note 9 of the Notes to Financial Statements, "Environmental Cost Recovery," for a discussion of environmental surcharge legal proceedings.

     Fuel Matters

     As previously reported in Item 3 of the Quarterly Report on Form 10-Q for the period ending June 30, 1995, a former coal supplier of KU initiated arbitration proceedings to recover on-going reclamation costs claimed to have been incurred during mining operations at the supplier's mine used to supply KU under a contract that expired in 1988. In addition, the supplier also was seeking to recover final reclamation costs which began in 1994 and were estimated to continue for four more years. This matter was settled in December 1995 resulting in no obligation to KU.

     Item 4.  Submission of Matters to a Vote of Security Holders

     None.

     Executive Officers of the Registrant
                              Current      Positions Held During at Least the
      Name and Age         Positions Held  Last 5 Years


      Michael R. Whitley   Chairman and    Chairman of the Board of KU since
      Age 52               President*      August 1995 and President from
                                           November 1994.  Director of KU
                                           since March 1992.  Senior Vice-
                                           President of KU from March 1987 to
                                           November 1994.  Secretary of KU
                                           from July 1978 to November 1992.

      James M. Allison     Senior Vice-    Senior Vice-President of KU since
      Age 42               President       November 1994.  Vice-President of
                                           KU from February 1993 to November
                                           1994.  President and Chief
                                           Operating Officer of Wheeling
                                           Power Company from October 1989 to
                                           January 1993.

      O. M. Goodlett       Senior Vice-    Senior Vice-President of KU since
      Age 48               President*      November 1992.  Vice-President of
                                           KU from April 1982 to November
                                           1992.

      Wayne T. Lucas       Senior Vice-    Senior Vice-President of KU since
      Age 48               President       November 1994.  Vice President of
                                           KU from November 1986 to November
                                           1994.

      George S. Brooks II  General         Corporate Secretary of KU since
      Age 45               Counsel and     November 1992, and General Counsel
                           Corporate       since January 1988.
                           Secretary*

      Gary E. Blake        Vice-President  Vice-President of KU since
      Age 42                               November 1992.  Western Division
                                           Manager of KU from October 1991 to
                                           November 1992.  Assistant Western
                                           Division Manager of KU from March
                                           1990 to October 1991.  Field
                                           Operations Coordinator for KU from
                                           April 1986 to March 1990.

      William E. Casebier  Vice-President  Vice-President of KU since May
      Age 53                               1988.

                              Current      Positions Held During at Least the
      Name and Age         Positions Held  Last 5 Years

      Linda M. DiMascio    Vice-President  Vice-President of KU since
      Age 41                               February 1995. Director of Human
                                           Resources of Tucker Housewares
                                           from September 1994 to February
                                           1995.  Senior Area Coordinator for
                                           U.S. Manufacturing Department of
                                           Mobil Oil Corporation from April
                                           1992 to September 1994.  Assistant
                                           Employee Relations Manager,
                                           Torrance Refinery of Mobil Oil
                                           Corporation from October 1989 to
                                           April 1992.

      Gary L. Hawley       Vice-President  Vice President of KU since January
      Age 47                               1996.  Director of Bulk Power
                                           Planning from November 1986 to
                                           January 1996.
      Robert M. Hewett     Vice-President  Vice-President of KU since January
      Age 48                               1982.

      Ronald L. Whitmer    Vice-President  Vice-President of KU since
      Age 63                               November 1992.  Director of
                                           Production and Generation
                                           Construction of KU from May 1985
                                           to November 1992.  (Retired
                                           effective January 1996.)

      William N. English   Treasurer*      Treasurer of KU since April 1982.
      Age 45

      Michael D. Robinson  Controller*     Controller of KU since August
      Age 40                               1990.

      John J. Maloy, Jr.   Assistant       Assistant Treasurer of KU since
      Age 41               Treasurer       August 1984.
                                           (Not an Executive Officer)

     Note: Officers are elected annually by the Board of Directors.   There is
           no family relationship between any executive officer and any other executive officer or any director.

     * Certain executive officers of KU may be considered "executive officers" of KU Energy for certain purposes. Identified persons hold positions with the same titles at KU Energy. Refer to KU Energy's Annual Report on Form 10-K for information concerning positions held during the last five years and information concerning KU Energy executive officers.

                                      PART II


     Item 5. Market  for Registrant's  Common Equity  and Related  Stockholder
             Matters

     All of the outstanding common stock of KU is held by KU Energy.

     The following table sets forth the cash distributions (in thousands of dollars) on common stock paid by KU for the periods indicated:


                                        1995          1994
               First Quarter         $ 15,789      $ 15,411
               Second Quarter        $ 15,789      $ 15,411
               Third Quarter         $ 15,789      $ 15,411
               Fourth Quarter        $ 15,883      $ 15,411



     See Note 5 of the Notes to Financial Statements for information regarding dividend restrictions.

     Item 6.  Selected Financial Data

      Year ended December 31,                   1995       1994      1993       1992      1991
                                                                                (in thousands)
      Operating Revenues:
        Residential                         $232,760  $ 213,574  $210,759  $ 194,817  $202,885
        Commercial                           151,778    142,207   138,271    133,519   137,653
        Industrial                           130,066    120,043   111,857    102,808    98,595
        Mine power                            36,076     36,498    34,977     36,696    37,093
        Public authorities                    54,161     49,869    48,142     45,570    46,332
          Total sales to ultimate
            consumers                        604,841    562,191   544,006    513,410   522,558
        Other electric utilities              75,940     89,665    62,463     58,979    61,542
        Miscellaneous revenues and other       5,649      4,181     3,428      3,432     3,560

        Provision for refund -
          litigation settlement                    -    (19,385)   (3,309)         -         -
          Total operating revenues           686,430    636,652   606,588    575,821   587,660
      Operating Expenses:
        Fuel used in generation (1)          189,845    170,654   178,910    168,470   183,167
        Electric power purchased              69,579     61,442    34,711     32,753    26,744
        Other operating expenses             121,426    112,712   104,930     93,915    91,779

        Maintenance                           62,592     66,134    59,451     61,118    58,590
        Depreciation                          75,080     65,259    60,800     58,849    57,337
        Federal and state income taxes        44,670     44,683    48,178     41,489    46,569
        Other taxes                           14,694     14,582    14,347     13,359    12,858
          Total operating expenses           577,886    535,466   501,327    469,953   477,044
      Net Operating Income                   108,544    101,186   105,261    105,868   110,616
      Other Income and Deductions              8,235      9,299     8,331     11,226    12,062
      Income Before Interest Charges
        and AFUDC                            116,779    110,485   113,592    117,094   122,678
      Interest Charges:
        Interest on long-term debt            36,095     32,147    31,650     39,571    36,559
        Other interest                         4,021      2,411     1,249      1,394     1,626
          Total interest charges              40,116     34,558    32,899     40,965    38,185
      AFUDC                                      179      1,585       593        169       262
      Net Income                            $ 76,842  $  77,512  $ 81,286  $  76,298  $ 84,755
      Preferred Stock Dividend
        Requirements                           2,256      2,384     2,558      2,518     3,031
      Net Income Applicable to Common
        Stock                               $ 74,586  $  75,128  $ 78,728  $  73,780  $ 81,724
      Common Dividends                      $ 63,250  $  61,644  $ 60,509  $ 108,996  $ 56,727

     (1) Amounts  for 1994  and 1993  reflect  reductions of  $23.1  million and  $4.1 million, respectively, associated with refunds  to customers related to a litigation settlement with a former coal supplier.


     Item 6.  Selected Financial Data
             (continued)
                                            1995        1994        1993        1992        1991
     Assets (in thousands)             $1,659,988 $1,618,100  $1,523,274  $1,408,453  $1,412,961
     Capitalization: (in thousands)
        Bonds                          $  545,830  $ 495,830  $  441,830  $  443,330  $  407,330
        Notes                                  64         86         107         128         149
        Unamortized premium on
          long-term debt                       86         96         108         519         713
        Preferred stock                    40,000     40,000      40,000      40,000      40,000
        Preferred stock with mandatory
          redemption                            -          -           -           -           -
        Common stock equity               576,537    565,201     552,106     534,073     569,289
             Total capitalization      $1,162,517 $1,101,213  $1,034,151  $1,018,050  $1,017,481
     % Total Capitalization
        Represented by:
        Long-term debt                       47.0       45.1        42.7        43.6        40.1
        Preferred stock                       3.4        3.6         3.9         3.9         3.9
        Common stock equity                  49.6       51.3        53.4        52.5        56.0
     Kilowatt-hours Generated,
        Purchased and Sold:
        (in thousands)
        Power generated                15,223,851 15,524,844  14,934,839  13,700,313  14,183,713
        Power purchased                 3,254,861  3,066,917   1,926,299   2,032,110   1,464,812
        Power interchanged - net           (6,569)     2,638       1,556       3,393     (10,725)
             Total                     18,472,143 18,594,399  16,862,694  15,735,816  15,637,800
        Less - losses and company use   1,054,589    998,010   1,066,251     876,862     906,468
        Remainder - kilowatt-hours
          sold                         17,417,554 17,596,389  15,796,443  14,858,954  14,731,332
        Sales classified:
          Residential                   5,016,012  4,706,058   4,702,697   4,278,098   4,385,670
          Commercial                    3,403,054  3,272,370   3,217,504   3,080,045   3,122,156
          Industrial                    3,850,647  3,641,469   3,409,213   3,093,113   2,874,016
          Mine power                      926,873    974,233     933,317     977,032     955,410
          Public authorities            1,297,913  1,225,668   1,199,893   1,123,494   1,133,176
             Total sales to
               ultimate consumers      14,494,499 13,819,798  13,462,624  12,551,782  12,470,428
          Other electric utilities      2,923,055  3,776,591   2,333,819   2,307,172   2,260,904
             Total                     17,417,554 17,596,389  15,796,443  14,858,954  14,731,332

     Average Number of Customers          449,144    440,590     432,636     425,403     419,340
     Residential Sales (per customer):
        Average kilowatt-hours             13,377     12,781      12,995      12,007      12,471
        Average revenue                $   620.75  $  580.05  $   582.41  $   546.80  $   576.93

     System Capability - Megawatts:
        Kentucky Utilities' plants          3,509      3,265       3,164       3,163       3,162
        Purchased contracts                   394        540         365         293         254
          Total system capability           3,903      3,805       3,529       3,456       3,416
     Net System Maximum Demand -
        Megawatts                           3,341      3,127       3,176       2,845       2,894
     Load Factor (%)                         58.7       59.8        57.7        59.4        58.4
     Heat Rate (BTU per KWH) (1)           10,377     10,306      10,367      10,344      10,350
     Fuel - Average Cost per Ton(1)    $    28.49  $   28.84  $    28.31  $    27.88  $    29.67
     Average Cost per Million BTU(1)   $     1.18  $    1.19  $     1.17  $     1.18  $     1.24
     (1) Based on coal consumed

                                                  -86-

     Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

     KU, an electric utility, is a wholly owned subsidiary of KU Energy.

     RESULTS OF OPERATIONS

     1995 Compared to 1994

     Net Income Applicable to Common Stock

     Net income applicable to common stock in 1995 was $74.6 million as compared to $75.1 million in 1994 (which includes a one-time recovery of about $1.9 million associated with the resolution of a coal contract dispute). Refer to Note 1 of the Notes to Financial Statements, "Operating Revenues and Fuel Costs."

     Sales and Revenues
                                                                Increase (Decrease)
                                                                  From Prior Years

                                                             1995                 1994
                                                      kWh      Revenues      kWh    Revenues
                                                      (%)       (000's)       (%)    (000's)
            Residential                                 7      $ 19,186        -    $ 2,815
            Commercial                                  4         9,571        2      3,936
            Industrial                                  6        10,023        7      8,186
            Mine Power & Public
             Authorities                                1         3,870        3      3,248
                  Total Retail Sales                    5        42,650        3     18,185

            Wholesale                                   5         2,738        2      1,063
            Opportunity                               (42)      (16,463)     176     26,139
                  Total Other Electric Utilities      (23)      (13,725)      62     27,202

            Miscellaneous Revenues
             and Other                                  -         1,468        -        753
                  Total Before Refund                  (1)       30,393       11     46,140
            Provision for Refund -
              Litigation Settlement                     -        19,385        -    (16,076)
                  Total                                (1)     $ 49,778       11    $30,064

     Kilowatt-hour (kWh) sales in 1995 were 1% below sales in 1994. The decrease was largely due to a 42% decline in opportunity sales which reflects a return to more normal levels from the unusually high levels of opportunity sales in 1994.

     Sales to residential customers increased by 7% in 1995 as a result of favorable weather in the second half of 1995, continued growth in the number of residential customers and the impact of KU's marketing efforts. Industrial sales rose 6% as a result of continued economic growth in KU's service area. About 29% of the increase in industrial sales for 1995 was due to greater sales to Toyota Motor Manufacturing, KU's largest customer.

     Operating revenues for 1995 were $686.4 million, up $30.4 million (5%) from 1994, excluding the impact of the refunds to customers associated with the above mentioned resolution of a coal contract dispute. Operating revenues in 1994 were reduced by about $19.4 million, and fuel expense was reduced by about $23.1 million as a result of the refunds.

     The increase in 1995 revenues was largely due to the growth in retail sales described above and to amounts recovered under an environmental surcharge (about $17.9 million in 1995 compared to $3.5 million in 1994). Refer to Note 9 of the Notes to Financial Statements, "Environmental Cost Recovery."

     1995 kWh Sales by Classification

     Year Ended December 31,                                          1995
     Residential                                                       29%
     Commercial                                                        20%
     Industrial                                                        22%
     Mine Power & Public Authorities                                   13%
     Opportunity                                                        7%
     Wholesale                                                          9%
        Total                                                         100%

     Operating Expenses

     Fuel expense for 1995 was $189.8 million, a $3.9 million (2%) decrease from 1994, excluding the effect of the 1994 refunds to customers. This decrease was due to a 1% decline in annual coal consumption and a 1% decrease in the average price per ton of coal consumed.

     Purchased power expense increased $8.1 million (13%) in 1995 due to increased demand ($2.5 million) and energy costs ($5.6 million). The increase in energy costs reflects a 6% increase in kWh purchases as well as higher prices. The increase in kWh purchases is primarily attributable to the significant demand for electricity in the third quarter of 1995 due to unusually warm weather.

     Other operating expenses increased $8.7 million (8%) in 1995 due to increased generating plant operations expenses (primarily attributable to costs associated with environmental compliance) and administrative and general expenses.

     Maintenance expense decreased  $3.5 million (5%) in  1995.    Maintenance
     expense for 1994 included additional costs for damage from two severe ice storms in the first quarter of 1994.

     Depreciation expense increased $9.8 million (15%). This increase was related to the Ghent Unit 1 scrubber, which was placed into service late in 1994, and two combustion turbine peaking units placed into service late in 1994 and early in 1995.

     Interest Charges

     Interest charges rose $5.9 million (17%) in 1995 reflecting the issuance of $54 million of long-term debt in the fourth quarter of 1994, $50 million of long-term debt in the second quarter of 1995 and an increase in the average amount of short-term debt outstanding during the first half of 1995.

     1994 Compared to 1993

     Net Income Applicable to Common Stock

     Net income applicable to common stock in 1994 was $75.1 million as compared to $78.7 million in 1993. The decline was largely due to increased operating expenses which primarily related to purchased power. The benefits of weather in the first half of 1994 were offset by the impact of milder weather in the third and fourth quarters of the year. Earnings for 1994 include a one-time recovery of about $1.9 million associated with the resolution of a coal contract dispute. Refer to
     Note 1 of the Notes to Financial Statements, "Operating Revenues and Fuel Costs."

     Sales and Revenues

     Sales in 1994 increased 11% from sales in 1993. The increase was primarily due to greater opportunity sales and to increased sales to industrial customers. Opportunity sales rose 176% in 1994 due to increased demand for power from neighboring utilities. Industrial sales rose 7% in 1994 reflecting a continued trend of growth in the manufacturing sector of KU's service area. About 42% of the industrial sales increase for 1994 was due to greater sales to Toyota Motor Manufacturing. In March 1994, Toyota completed an $800 million assembly plant expansion. Residential sales were flat as compared to 1993.

     Excluding the effect of the refunds to customers, revenues in 1994 increased $46.1 million (8%) over 1993 as a result of increased kWh sales.

     Operating Expenses

     Fuel expense, excluding the effect of the above referenced refunds to customers, increased $10.7 million (6%) in 1994. This increase was due to a 3% increase in annual coal consumption attributable to greater kWh generation and to a 2% increase in the average price per ton of coal consumed.

     Purchased power expense increased $26.7 million (77%) in 1994 due to higher demand costs ($13.8 million) and increased energy charges ($12.9 million). The higher demand costs are related to KU's decision to increase purchased power commitments as part of its strategy to obtain the most economical sources of energy supply, which allows KU to delay the need for additional baseload capacity. Effective January 1, 1994, KU elected to increase from 5% to 20% its entitlement to the available capacity of a 1,000-megawatt generating station owned by Electric Energy, Inc. (EEI). KU is a 20% owner of EEI. The increase in power purchases was primarily from EEI.

     Maintenance expense for 1994 was $6.7 million (11%) above 1993. The increase was primarily due to damage from two severe ice storms in the first quarter of 1994 and to scheduled maintenance at KU's generating stations.

     LIQUIDITY AND CAPITAL RESOURCES

     Financial Condition

     KU continues  to maintain a  strong financial  position.  At  the end  of
     1995, common stock equity represented 49.6% of total capitalization, while long-term debt was 47.0% and preferred stock was 3.4%. KU's financial strength is reflected in high quality credit ratings. KU s senior debt securities have ratings of AA (Duff & Phelps), Aa2 (Moody's) and AA- (Standard & Poor's).

      As of December 31,                 1995       1994        1993        1992         1991

      Capitalization (in millions)     $1,163     $1,101      $1,034      $1,018       $1,017

      Long-Term Debt                     47.0%      45.1%       42.7%       43.6%       40.1%
      Preferred Stock                     3.4%       3.6%        3.9%        3.9%        3.9%
      Common Stock Equity                49.6%      51.3%       53.4%       52.5%       56.0%


     Cash from operations accounted for 78% of cash requirements in 1995 as compared to 55% in 1994 and 67% in 1993. For these purposes, cash requirements exclude optional debt refinancings and redemptions and optional preferred stock redemptions.

     Financing

     Taking advantage of lower interest rates, KU issued $36 million of Series S First Mortgage Bonds at a rate of 5.99% in January 1996 and used the proceeds to redeem the $35.5 million of Series K First Mortgage Bonds which carried a rate of 7 3/8%.

     In June 1995, KU issued $50 million of Series R First Mortgage Bonds bearing interest at 7.55%. The proceeds were used primarily to refinance short-term indebtedness incurred to finance ongoing construction expenditures and general corporate requirements.

     In 1994, $54 million of Variable Rate Collateralized Solid Waste Disposal Facility Revenue Bonds were issued on behalf of KU. In 1993, $50 million of 5 3/4% Collateralized Solid Waste Disposal Facility Revenue Bonds were issued. Proceeds from the sale of these tax exempt issues were used to fund a portion of the costs of certain environmental compliance facilities at KU's Ghent Generating Station.

     In  1993,   KU  refinanced  $120 million  of  first   mortgage  bonds  at
     significantly lower interest rates.

     KU also issued $20 million of 6.53% preferred stock in December 1993. Proceeds from the sale of this issue were used to redeem KU's 7.84% preferred stock in February 1994.

     To provide working capital for operations, KU began issuing commercial paper in 1994. At the end of 1994, KU had $76.3 million outstanding under its commercial paper program. KU's commercial paper balance was lowered to $55.6 million by year-end 1995 through refinancing with long-term debt.

     KU's financial strength is enhanced by its low cost of capital. Shown below are KU's embedded costs of long-term debt and preferred stock at the end of 1995, 1994 and 1993.

     Embedded Cost                                1995      1994      1993
     Long-Term Debt                               7.15%     7.06%     7.23%
     Preferred Stock                              5.64%     5.64%     6.37%

     Construction Requirements

     Construction expenditures were $124.5 million in 1995. Of that amount, about $23.1 million related to construction of combustion turbine generating units (peaking units), $11.7 million related to compliance with the 1990 Clean Air Act Amendments and $5.6 million to other environmental compliance measures.

     Projected construction expenditures for the 1996-2000 period are $547.3 million. Included in this amount is $120.4 million for additional peaking units. Also included in the 1996-2000 construction total is $9.7 million for environmental compliance measures.

     KU  expects  to   provide  about  92%   of  its  1996-2000   construction
     requirements through internal sources of funds with the balance primarily from long-term debt.


     Construction Expenditures by Function - Actual 1995 and Estimated 1996-2000

                                             Actual                Estimated
      (in millions of dollars)                1995    1996     1997     1998    1999     2000

      Total Construction Expenditures        $ 125   $ 108    $ 143    $ 115   $  97    $  84
      Generation                                42%     32%      48%      35%     33%      19%
      Distribution                              38%     43%      32%      42%     43%      53%
      Transmission & Other                      20%     25%      20%      23%     24%      28%

     UTILITY ISSUES

     Competition

     The utility industry continues to move to a more competitive and less regulated operating environment. Competition at the wholesale level was set in motion with the National Energy Policy Act of 1992 (NEPA). Under NEPA, the Federal Energy Regulatory Commission (FERC) was given authority to order utilities to open their transmission lines to third parties. NEPA also removed long-standing constraints on the development of wholesale power generation by establishing a new class of independent power producers which are generally exempt from traditional utility regulation. In March of 1995, the FERC issued a Notice of Proposed Rulemaking (NOPR) which would require electric utilities to file nondiscriminatory open access transmission tariffs that would apply to all wholesale buyers and sellers of electricity as well as to the utility's own wholesale sales and purchases. A natural outgrowth of NEPA, the NOPR also proposes to allow, in certain circumstances, the collection of charges for the recovery of stranded costs (fixed costs which would likely be unrecoverable in a fully competitive market) when customers change power suppliers. The FERC expects to issue final rules in 1996.

     For KU, the risks associated with stranded costs are small. A 1995 study by Moody's Investors Service estimated that stranded costs for the
     U. S. investor-owned utility industry total some $135 billion. A significant portion of these costs would become unrecoverable at competitive market prices. KU was identified in the Moody's study as one of the best-positioned companies with no stranded costs.

     KU placed a Transmission Services (TS) Tariff into effect in 1994 and a Power Services (PS) Tariff into effect in 1995. Both tariffs are subject to refund pending final FERC approval. The TS Tariff covers wholesale transactions involving the use of KU's transmission system, while the PS Tariff allows KU to leverage its low-cost position by selling wholesale power at market-based rates.

     While NEPA prohibits the FERC from ordering utilities to provide transmission access to retail customers, several states are considering proposals that would allow retail wheeling. Regulators and legislators have not pushed for retail wheeling in KU's service territory, largely because rates in the area are already among the very lowest in the country. There is also some concern that retail wheeling might put upward pressure on rates for some customer classes.

     KU believes that competition and change will continue to impact the industry going forward. With utility rates that are among the lowest in the nation, KU believes it is well-positioned for an increasingly competitive environment.

     KU has launched a series of innovative marketing programs that are increasing KU's market share. In addition, KU has developed strategic initiatives to increase opportunity sales and to expand its market through economic development.

     Environmental Matters

     Clean Air Act

     The Clean Air Act Amendments of 1990 require a two-phase reduction in emissions of sulfur dioxide and nitrogen oxide. KU met its Phase I requirements (which were effective January 1, 1995) primarily through the addition of a flue gas desulfurization system (scrubber) on Unit 1 of

     KU's Ghent Generating Station. The scrubber began commercial operation late in 1994.

     KU estimates capital costs for the scrubber and other equipment modifications related to Clean Air Act compliance to be $145 million through the year 1999. Substantially all of this amount had been spent through the end of 1995.

     KU's current strategy for Phase II requirements (which will be effective January 1, 2000) is to use accumulated emission allowances to delay additional capital expenditures. These allowances will accumulate from saved emission allowances as a result of reduced emissions from the Ghent Unit 1 scrubber and allowances received through the Environmental Protection Agency's Phase I Extension Plan Program.

     KU's future compliance plans are contingent upon many factors including developments in the emission allowance market and the fuel market as well as regulatory and legislative actions and advances in clean air technology. KU will continue to review and revise its compliance plans accordingly to ensure that its environmental obligations are met in the most efficient and cost-effective manner.


     Environmental Cost Recovery

     In August 1994, KU implemented an environmental cost recovery mechanism (surcharge). Authorized by a 1992 state statute and approved by the Kentucky Public Service Commission (PSC), the surcharge is designed to recover certain environmental compliance costs, including costs to comply with the Federal Clean Air Act as amended, through a surcharge on customers' bills.

     The constitutionality of the surcharge was challenged in a state court action brought against KU and the PSC by the Attorney General of Kentucky and joined by representatives of consumer groups. In July 1995, the state court upheld the constitutionality of the surcharge statute but disallowed recovery of expenditures incurred before January 1, 1993. All parties (including KU) have appealed to the Kentucky Court of Appeals. Refer to Note 9 of the Notes to Financial Statements, "Environmental Cost Recovery."

     Other

     In  1990, KU received a  letter from the  Environmental Protection Agency
     (EPA) identifying KU and others as potentially responsible parties under the Comprehensive Environmental Response Compensation and Liability Act of 1980 for a disposal site in Daviess County, Kentucky. The EPA has turned over responsibility for investigation of the site and development of a remediation plan to a group (not including KU) originally named as potentially responsible parties. KU has entered into an agreement with the group as to the portion of the investigation and development costs to be borne by KU in connection with the site. A remediation plan is before the EPA awaiting approval. Even when the final plan is approved, KU does not believe that any liability with respect to the site will have a material impact on its financial position or results of operations.

     Meeting Future Power Needs

     KU's  energy supply  strategy  is designed  to  provide an  adequate  and reliable supply of electricity in an environmentally responsible and cost-effective manner. KU projects an annual growth in sales and peak demand of 2.8% and 3.0%, respectively, over the next 5 years. KU plans to provide for the future power needs of its customers primarily through purchased power and the addition of combustion turbine peaking units. Three 110-megawatt gas/oil-fired peaking units have been installed over the past two years. An additional 485 megawatts of peaking unit capacity is planned through 2000 including a 110-megawatt unit scheduled for commercial operation in 1996. There are no plans for additional coal-fired baseload capacity before 2010.

     Inflation

     KU's rates are designed to recover operating and historical plant investment costs. Financial statements, which are prepared in accordance with generally accepted accounting principles, report operating results in terms of historic costs and do not evaluate the impact of inflation. Inflation affects KU's construction costs, operating expenses and interest charges. Inflation can also impact KU's financial performance if rate relief is not granted on a timely basis for increased operating costs.

     Item 8.  Financial Statements and Supplementary Data


                      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     To Kentucky Utilities Company:

     We have audited the accompanying balance sheets and statements of capitalization of Kentucky Utilities Company (a Kentucky and Virginia corporation) as of December 31, 1995 and 1994, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements and the schedule referred to below are the responsibility of KU's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kentucky Utilities Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 14(A)(2) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                         /s/ Arthur Andersen LLP
                                         Arthur Andersen LLP

     Chicago, Illinois
     January 29, 1996


      Statements of
      Income and
      Retained
      Earnings
                                     Kentucky Utilities Company


      Year Ended December 31, (in thousands of dollars)      1995          1994          1993

      Operating Revenues (See Note 1)                   $ 686,430    $  636,652   $   606,588
      Operating Expenses:
         Fuel, principally coal, used in generation
          (See Note 1)                                    189,845       170,654       178,910
        Electric power purchased                           69,579        61,442        34,711
        Other operating expenses                          121,426       112,712       104,930
        Maintenance                                        62,592        66,134        59,451
        Depreciation                                       75,080        65,259        60,800
        Federal and state income taxes                     44,670        44,683        48,178
        Other taxes                                        14,694        14,582        14,347
          Total Operating Expenses                        577,886       535,466       501,327
      Net Operating Income                                108,544       101,186       105,261
       Other Income and Deductions:
        Interest and dividend income                        2,838         4,295         2,813
        Other income and deductions - net                   5,467         6,098         5,926
          Total Other Income and Deductions                 8,305        10,393         8,739
      Income Before Interest Charges                      116,849       111,579       114,000

       Interest Charges:
        Interest on long-term debt                         36,095        32,147        31,650
        Other interest charges                              3,912         1,920         1,064
          Total Interest Charges                           40,007        34,067        32,714

       Net Income                                          76,842        77,512        81,286
      Preferred Stock Dividend Requirements                 2,256         2,384         2,558
      Net Income Applicable to Common Stock             $  74,586    $   75,128   $    78,728


      Retained Earnings Beginning of Year               $ 257,656    $  244,429   $   226,210
      Add Net Income                                       76,842        77,512        81,286
                                                          334,498       321,941       307,496
      Deduct:
        Dividends on preferred stock                        2,256         2,384         2,558
        Dividends on common stock                          63,250        61,644        60,509
        Preferred stock redemption expense                      -           257             -
                                                           65,506        64,285        63,067
      Retained Earnings End of Year                     $ 268,992    $  257,656   $   244,429


      The  accompanying  Notes   to  Financial  Statements  are  an  integral  part  of  these statements.


      Statements of
      Cash Flows
                                       Kentucky Utilities Company

      Year Ended December 31, (in thousands of dollars)         1995         1994          1993

      Cash Flows from Operating Activities:

        Net income                                       $    76,842   $    77,512  $    81,286
        Items not requiring (providing) cash currently:
          Depreciation                                        75,080        65,259       60,800
          Deferred income taxes                               15,502        (1,559)       5,725
          Investment tax credit deferred                      (4,095)       (4,110)      (4,131)
          Changes in current assets and liabilities:
             Change in fuel inventory                          6,214        (4,579)       7,694
             Change in accounts receivable                    (7,759)         (203)      (9,331)
             Change in accounts payable                      (11,517)        5,511       22,768
             Change in liability to ratepayers                  (310)      (29,958)      36,867
             Change in escrow funds                              312        30,841      (37,752)
          Other - net                                         (1,210)        3,250        2,643

      Net Cash Provided by Operating Activities              149,059       141,964      166,569

      Cash Flows from Investing Activities:

        Construction expenditures - utility                 (124,515)     (193,344)    (177,069)
        Nonutility property                                     (272)         (465)      (4,956)
        Other                                                    153           836          380

      Net Cash Used by Investing Activities                 (124,634)     (192,973)    (181,645)

      Cash Flows from Financing Activities:

        Short-term borrowings - net                          (20,700)       76,300            -
        Issuance of long-term debt                            49,288        53,305      171,581
        Funds deposited with trustee - net                    15,100            95      (18,268)
        Retirement of long-term debt, including premiums         (21)          (21)    (180,677)
        Retirement of preferred stock, including premiums          -       (20,302)           -
        Issuance of preferred stock                                -             -       20,000
        Payment of dividends                                 (65,506)      (64,089)     (63,027)

      Net Cash Provided (Used) by Financing Activities       (21,839)       45,288      (70,391)

      Net Increase (Decrease) in Cash and Cash Equivalents     2,586        (5,721)     (85,467)

      Cash and Cash Equivalents Beginning of Year              3,111         8,832       94,299


      Cash and Cash Equivalents End of Year              $     5,697   $     3,111  $     8,832

      Supplemental Disclosures
      Cash paid for:
        Interest on short- and long-term debt            $    37,961   $    31,864  $    33,860
        Federal and state income taxes                   $    31,974   $    45,270       42,483

      The  accompanying  Notes  to  Financial  Statements   are  an  integral  part  of  these
      statements.


      Balance
      Sheets                           Kentucky Utilities Company

      As of December 31, (in thousands of dollars)                         1995           1994

      Assets

      Utility Plant:
         Plant in service, at cost                                  $ 2,394,018   $  2,238,926
         Less:  Accumulated depreciation                                997,366        933,394
                                                                      1,396,652      1,305,532

         Construction work in progress                                   61,410        104,385
              Total Utility Plant                                     1,458,062      1,409,917

      Current Assets:
         Cash and cash equivalents                                        5,697          3,111
         Escrow funds - coal contract litigation                          6,599          6,911
         Construction funds held by trustee                               3,743         18,553
         Accounts receivable, net of allowance
              for doubtful accounts                                      49,471         41,712
         Accrued utility revenues                                        27,900         24,227
         Fuel, principally coal, at average cost                         29,438         35,652
         Plant materials and operating supplies, at average cost         23,064         20,081
         Other                                                            8,121         10,616
              Total Current Assets                                      154,033        160,863

      Investments, Deferred Charges and Other Assets:
         Unamortized loss on reacquired debt                             11,304         12,324
         Other                                                           36,589         34,996
              Total Investments, Deferred Charges and Other Assets       47,893         47,320
              Total Assets                                          $ 1,659,988   $  1,618,100

      Capitalization and Liabilities
      Capitalization: (See Statements of Capitalization)
         Common stock equity                                        $   576,537   $    565,201
         Preferred stock                                                 40,000         40,000
          Long-term debt                                                545,980        496,012
              Total Capitalization                                    1,162,517      1,101,213

      Current Liabilities:
         Long-term debt due within one year                                  21             21
         Short-term borrowings                                           55,600         76,300
         Accounts payable                                                38,000         49,517
         Accrued interest                                                 7,556          7,328
         Accrued taxes                                                    5,201          9,422
         Customers' deposits                                              6,876          6,423
         Accrued payroll and vacations                                    8,706          8,207
         Liability to ratepayers - coal contract litigation               6,599          6,909
         Other                                                            6,752          6,275
              Total Current Liabilities                                 135,311        170,402

      Deferred Credits and Other Liabilities:
         Accumulated deferred income taxes                              231,717        214,892
         Accumulated deferred investment tax credits                     34,180         38,275
         Regulatory tax liability                                        57,726         60,788
         Other                                                           38,537         32,530
              Total Deferred Credits and Other Liabilities              362,160        346,485
              Total Capitalization and Liabilities                  $ 1,659,988   $  1,618,100


      The  accompanying  Notes  to  Financial  Statements   are  an  integral  part  of  these
      statements.

      Statements of
      Capitalization
                                       Kentucky Utilities Company

      As of December 31, (in thousands of dollars)                               1995       1994


      Common Stock Equity:
          Common stock, without par value,
             outstanding 37,817,878 shares                                 $  308,140 $  308,140
          Capital stock expense and other                                        (595)      (595)
          Retained earnings                                                   268,992    257,656
             Total Common Stock Equity                                        576,537    565,201

      Preferred Stock, cumulative, without par value,$100 stated value
          4 3/4%, outstanding 200,000 shares                                   20,000     20,000
          6.53%, outstanding 200,000 shares                                    20,000     20,000
             Total Preferred Stock                                             40,000     40,000

      Long-Term Debt:
          First Mortgage Bonds:
             5.95%  Series Q, due June 15, 2000                                61,500     61,500
             7 3/8% Series K, due December 1, 2002                             35,500     35,500
             6.32%  Series Q, due June 15, 2003                                62,000     62,000
             7.92%  Series P, due May 15, 2007                                 53,000     53,000
             7.55%  Series R, due June 1, 2025                                 50,000          -
             8.55%  Series P, due May 15, 2027                                 33,000     33,000
                                                                              295,000    245,000
          First Mortgage Bonds, Pollution Control Series:
             7 3/8% Pollution Control Series 7, due May 1, 2010                 4,000      4,000
             7.45%  Pollution Control Series 8, due September 15, 2016         96,000     96,000
             6 1/4% Pollution Control Series 1B, due February 1, 2018          20,930     20,930
             6 1/4% Pollution Control Series 2B, due February 1, 2018           2,400      2,400
             6 1/4% Pollution Control Series 3B, due February 1, 2018           7,200      7,200
             6 1/4% Pollution Control Series 4B, due February 1, 2018           7,400      7,400
             7.60%  Pollution Control Series 7, due May 1, 2020                 8,900      8,900
             5 3/4% Pollution Control Series 9, due December 1, 2023           50,000     50,000
             Variable Rate Pollution Control Series 10, due
              November 1, 2024                                                 50,800     35,700
             Variable Rate County of Carroll, Kentucky, Collateralized
              Solid Waste Disposal Facility Revenue Bonds, due
              November 1, 2024                                                  3,200     18,300
                                                                              250,830    250,830
               Total First Mortgage Bonds                                     545,830    495,830

          Unamortized premium                                                      86         96
          8% secured note, due January 5, 1999 (net of current maturity)           64         86
             Total Long-Term Debt                                             545,980    496,012
             Total Capitalization                                          $1,162,517 $1,101,213

      The  accompanying  Notes  to  Financial  Statements  are  an  integral  part  of   these
      statements.

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     1.  Summary of Significant Accounting Policies

     General

     Kentucky Utilities Company (KU) is the principal subsidiary of KU Energy Corporation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts from prior periods have been reclassified to conform with the current year presentation.

     KU is a public utility engaged in producing and selling electric energy. KU provides electric service to about 425,500 customers in over 600 communities and adjacent suburban and rural areas in 77 counties in central, southeastern and western Kentucky and to about 28,600 customers in 5 counties in southwestern Virginia.

     Regulation

     KU is subject  to regulation  by the Kentucky  Public Service  Commission
     (PSC), the Virginia State Corporation Commission (SCC) and the Federal Energy Regulatory Commission (FERC). With respect to accounting matters, KU maintains its accounts in accordance with the Uniform System of Accounts as defined by these agencies. KU's accounting policies conform to generally accepted accounting principles applicable to rate regulated enterprises and reflect the effects of the ratemaking process. Other than the unamortized loss on reacquired debt, KU's regulatory assets are insignificant.

     Utility Plant

     Utility plant is stated at the original cost of construction. The cost of repairs and minor renewals is charged to maintenance expense as incurred. Property unit replacements are capitalized and the depreciation reserve is charged with the cost, less net salvage, of units retired.

     Depreciation

     Provision for  depreciation of  utility plant is  based on  straight-line
     composite rates applied to  the cost of depreciable property.   The rates
     approximated 3.5% in 1995, 3.4% in 1994, and 3.3% in 1993.

     Cash and Cash Equivalents

     For purposes of reporting cash flows, KU considers highly liquid investments with a maturity of three months or less from the date of purchase to be cash equivalents.

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     KU utilizes a cash management mechanism that funds certain bank accounts for checks as they are presented to those banks. KU classified checks written but not presented to those banks, which amounted to $10.5 million and $11.5 million at December 31, 1995 and 1994, respectively, in accounts payable.

     Financial Instruments

     KU's temporary cash investments are classified as held-to-maturity and are reported under the caption "Cash and cash equivalents" on the Balance Sheet.

     Unamortized Loss on Reacquired Debt

     KU defers costs (primarily call premiums) arising from the reacquisition or retirement of long-term debt. Costs related to refinanced debt are amortized over the lives of the new debt issues. Costs related to retired debt not refinanced are amortized over the period to the scheduled maturity of the retired debt.

     Operating Revenues and Fuel Costs

     Revenues are recorded based on services rendered to customers. KU accrues an estimate of revenues for electric service furnished from the meter reading dates to the end of each accounting period. Cost of fuel used in electric generation is charged to expense as the fuel is consumed. Fuel adjustment clauses adjust operating revenues for changes in the level of fuel costs charged to expense. An environmental surcharge for Kentucky retail customers, implemented in August 1994, permits the utility to recover certain ongoing operating and capital costs of compliance with federal, state or local environmental requirements associated with the production of energy from coal, including the Federal Clean Air Act as amended. See Note 9 of the Notes to Financial Statements, "Environmental Cost Recovery," for an update of environmental surcharge legal proceedings.

     Pursuant to regulatory orders, KU has been refunding fuel cost savings related to the resolution of a coal contract dispute. Refunds were made to Virginia retail customers during the period August 1993 through June 1994. Refunds were made to wholesale customers under the jurisdiction of the FERC in lump sum payments in September 1993. Refunds to Kentucky retail customers commenced in July 1994. A portion remains to be refunded to Kentucky customers who have not filed claims. Any amounts not claimed within seven years of the initial refunds will escheat to the state.

     Operating revenues and fuel expense for 1994 were reduced by $19.4 million and $23.1 million, respectively, resulting from the above-mentioned refunds. Operating revenues and fuel expense were reduced by $3.3 million and $4.1 million, respectively, in 1993. The refunding had no impact on operating revenues or fuel expense for 1995. The difference between the reduction in operating revenues and the reduction in fuel

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     expense is attributed to incurred litigation costs, fuel cost savings related to opportunity sales and costs incurred to administer the refund plan. These amounts were allowed to be retained by KU pursuant to regulatory orders.

     Income Taxes

     KU establishes deferred tax assets and liabilities, as appropriate, for all temporary differences, and adjusts deferred tax balances to reflect changes in tax rates expected to be in effect during the periods the temporary differences reverse. Investment tax credits resulted from provisions of the tax law which permitted a reduction of KU's tax liability based on certain construction expenditures. Such credits have been deferred in the accounts and are being amortized as reductions in income tax expense over the life of the related property. Because of rate regulation, changes in tax rates are deferred and amortized as the temporary differences reverse.


     2.  Income Taxes

     KU is included in the consolidated federal tax return of its parent company, KU Energy. Income taxes are allocated to the individual companies, including KU, based on their respective taxable income or loss.

     The accumulated deferred income taxes as set forth in the Balance Sheet arise from the following temporary differences:

      As of December 31, (in thousands of dollars)                        1995         1994

      Deferred Tax Assets:
        Unamortized investment tax credit and other property
          related differences                                         $ 31,667     $ 31,805

        Other                                                           15,990       17,363
        Less:  Amounts included in current assets                        4,985        6,726
                                                                        42,672       42,442

      Deferred Tax Liabilities:
        Accelerated depreciation and other property
          related differences                                          268,203      251,282
        Other                                                            6,186        6,052
                                                                       274,389      257,334

      Net accumulated deferred income tax liability                   $231,717     $214,892

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

      The components of income tax expense are as follows:

      Year Ended December 31, (in thousands of dollars)         1995          1994         1993

      Income taxes charged to Operating Income:
      Current   - federal                                   $ 23,597      $ 37,058     $ 35,893
                - state                                        5,134         8,812        9,484
                                                              28,731        45,870       45,377
      Deferred  - federal                                     12,165        (1,114)       2,837
                - state                                        3,845            13           71
                                                              16,010        (1,101)       2,908
      Deferred investment tax credit                             (71)          (86)        (107)
                                                              44,670        44,683       48,178

      Income taxes charged to Other Income and Deductions:
      Current   - federal                                        854         1,537       (2,056)
                - state                                          190           344         (560)
                                                               1,044         1,881       (2,616)
      Deferred  - federal                                       (406)         (365)       2,261
                - state                                         (102)          (93)         556
                                                                (508)         (458)       2,817
      Amortization of deferred investment tax credit          (4,024)       (4,024)      (4,024)
                                                              (3,488)       (2,601)      (3,823)
      Total income tax expense                              $ 41,182      $ 42,082     $ 44,355

     KU's effective income tax rate, determined by dividing income taxes by the sum of such taxes and net income, was 34.9% in 1995, 35.2% in 1994, and 35.3% in 1993. The difference between the effective rate and the statutory federal income tax rate is attributable to the following factors:

      Year Ended December 31, (in thousands of dollars)        1995          1994          1993

      Federal income tax computed at 35%                 $    41,308   $    41,858  $    43,974
      Add (Deduct):
      State income taxes, net of federal
        income tax benefit                                     5,894         5,899        6,208
      Amortization of deferred investment tax credit          (4,095)       (4,110)      (4,131)
      Other, net                                              (1,925)       (1,565)      (1,696)
      Total income tax expense                           $    41,182   $    42,082  $    44,355


     3.  Retirement Benefits

     Pensions

     KU has a noncontributory defined benefit pension plan covering substantially all of its employees. Benefits under this plan are based on years of service, final average base pay and age at retirement. KU's funding policy is to make such contributions as are necessary to finance the benefits provided under the plan. KU's contributions meet the

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     funding  standards set forth  in the Employee  Retirement Income Security
     Act  of 1974.    The  plan assets  consist  primarily  of common  stocks,
     corporate bonds and U.S. Government Securities.

     KU also has a Supplemental Security Plan for certain management personnel. Retirement benefits under this plan are based on years of service, earnings and age at retirement. The plan has no advance funding. Benefit payments are made to retired employees or their beneficiaries from the general assets of KU.

     The reconciliation of the funded status of the retirement plans and the pension liability recorded by KU is as follows:

     As of December 31, (in thousands of dollars)                         1995           1994

      Fair value of plan assets                                      $  179,203     $  154,314
      Projected benefit obligation                                     (183,795)      (169,599)
      Plan assets less than projected benefit obligation                 (4,592)       (15,285)
      Unrecognized net (gain)/loss from past
         experience different than that assumed                          (5,907)         5,246
      Unrecognized prior service cost                                     4,344          4,705
      Unrecognized net asset                                             (1,649)        (1,799)
      Regulatory effect recorded                                         (1,634)        (3,229)
      Pension liability                                              $   (9,438)    $  (10,362)

      Accumulated benefit obligation (including vested benefits
         of $139,250 and $124,094, respectively)                     $  141,531    $   126,146


      Components of Net Pension Cost:

      Year Ended December 31, (in thousands of dollars)       1995          1994          1993

      Service cost (benefits earned during the period)    $   6,060     $   6,017    $   5,036
      Interest cost on projected benefit obligation          13,560        12,366       12,311
      Actual return on plan assets                          (27,064)       (3,723)     (13,229)
      Net amortization and deferral                          14,608        (8,765)       1,785
      Regulatory effect recorded                             (1,595)       (1,916)          56
      Net pension cost                                    $   5,569     $   3,979    $   5,959

      Assumptions Used in Determining Actuarial Valuations:

                                                           1995           1994            1993
      Weighted average discount rate used to
        determine the projected benefit obligation        7 3/4 %        8 1/4 %        7 1/2%

      Rate of increase for compensation levels (1)        4 3/4 %        5 1/2 %        4 3/4%

      Weighted average expected long-term rate
        of return on assets                               8 1/4 %        8 1/4 %        8 1/4%

      (1)4 3/4%, 6% and 5 1/4%, respectively, used for the Supplemental Security Plan valuation.

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     Other Postretirement Benefits

     KU provides certain health care and life insurance benefits to eligible retired employees and their dependents. KU accrues, during the years that the employee renders service, the expected cost of providing these benefits for retired employees, their beneficiaries and covered dependents. The postretirement health care plan is contributory for employees who retired after December 31, 1992, with retiree contributions indexed annually based upon the experience of retiree medical expenses for the preceding year. Pre-1993 retirees are not required to contribute to the plan. KU's employees become eligible for retiree medical benefits after 15 years of service and attainment of age 55. The life insurance plan is noncontributory and is based on compensation levels prior to retirement.

     In 1993, KU began funding, in addition to current requirements for benefit payments, the maximum tax-favored amount allowed through certain tax deductible funding vehicles. KU anticipates making similar funding decisions in future years, but will consider and make such funding decisions on the basis of tax, regulatory and other relevant conditions in effect at such times. The plan assets consist primarily of equity investments.

     The   reconciliation  of  the  funded   status  of  the   plans  and  the
     postretirement benefit liability recorded by KU is as follows:

     As of December 31, (in thousands of dollars)                   1995                  1994

      Accumulated postretirement benefit obligation:
        Retirees                                              $   (28,575)          $   (31,992)
        Fully eligible active plan participants                    (8,250)               (8,287)
        Other active plan participants                            (26,831)              (25,578)
                                                                  (63,656)              (65,857)
      Plan assets at fair value                                    10,427                 5,341
      Accumulated postretirement benefit obligation
        in excess of plan assets                                  (53,229)              (60,516)
      Unrecognized net (gain)/loss from past
        experience different from that assumed                    (18,773)              (11,353)
      Unrecognized transition obligation                           56,801                60,142
      Accrued postretirement benefit liability                $   (15,201)          $   (11,727)


      Components of the net periodic postretirement benefit cost are as follows:

      Year Ended December 31, (in thousands of dollars)       1995          1994           1993
      Service cost (benefits attributed to service
        during the period)                              $    1,918    $    2,105    $     2,048
      Interest cost on accumulated postretirement
        benefit obligation                                   4,926         4,926          5,730
      Actual return on plan assets                          (1,722)          (80)             -
      Net amortization and deferral                            792          (118)             -
      Amortization of transition obligation                  3,341         3,341          3,341
      Regulatory effect recorded                                 -           689           (689)
      Net periodic postretirement benefit cost          $    9,255    $   10,863    $    10,430

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

      Assumptions Used in Determining Actuarial Valuations:   1995          1994           1993
      Weighted average discount rate used to
        determine the projected benefit obligation          7 3/4%        8 1/4%         7 1/2%

      Rate of increase for compensation levels              4 3/4%        5 1/2%         4 3/4%

      Weighted average expected long-term rate of
        return on assets                                    8    %        8 1/4%              -

     For measurement purposes, a 7.5% annual rate of increase in the per capita cost of covered health care benefits is assumed for 1996. The health care cost trend rate is assumed to decrease gradually to 4.75% through 2003 and remain at that level thereafter over the projected payout period of the benefits. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995, by $10.6 million (17%) and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year by $1.4 million (20%).

     4.  Commitments and Contingencies

     The effects of certain commitments made by KU are estimated below:

      (in thousands of dollars)      1996      1997       1998      1999       2000  1996-2000
      Estimated Construction
       Expenditures              $108,000  $143,500   $114,700   $97,200   $ 83,900   $547,300
      Estimated Contract
       Obligations:
        Fuel                      152,500   114,800     77,000    39,800      4,600   388,700
        Purchased power            27,700    28,900     27,400    26,300     25,600   135,900
        Operating leases            2,800     2,800      2,800     2,700      2,700    13,800
      Sinking Fund Requirements:
        First mortgage bonds     $    376  $    376   $    376   $   376   $    355   $ 1,859

     Construction Program

     KU frequently reviews its construction program and may revise its projections of related expenditures based on revisions to its estimated load growth and projections of its future load.

     See Management's Discussion and Analysis - Construction Requirements for a discussion of future construction expenditures including those relating to construction of peaking units and compliance with the Federal Clean Air Act as amended.

     Coal Supply

     Obligations under KU's coal purchase contracts are stated at prices effective January 1, 1996, and are subject to changes as defined by the terms of the contracts.

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     Purchased Power Agreements

     KU  has purchase  power arrangements  with Owensboro  Municipal Utilities
     (OMU),   Electric  Energy, Inc.  (EEI), and  Virginia Electric  and Power
     Company (Virginia Power). Under the OMU agreement, which expires on January 1, 2020, KU purchases, on an economic basis, all of the output of a 400-MW generating station not required by OMU. The amount of purchased power available to KU during 1996-2000, which is expected to be approximately 8% of KU's total kWh requirements, is dependent upon a number of factors including the units' availability, maintenance schedules, fuel costs and OMU requirements. Payments are based on the total costs of the station allocated per terms of the OMU agreement, which generally follows delivered kWh. Included in the total costs is KU's proportionate share of debt service requirements on $198.8 million of OMU bonds outstanding at December 31, 1995. The debt service is allocated to KU based on its annual allocated share of capacity, which averaged approximately 49% in 1995.
     KU has a 20% equity ownership in EEI, which is accounted for on the equity method of accounting. KU's entitlement, beginning January 1, 1994, is 20% of the available capacity of a 1,000-MW station. Payments are based on the total costs of the station allocated per terms of an agreement among the owners, which generally follows delivered kWh.

     KU has contracted to purchase 110-MW of capacity from Virginia Power for the periods of June 1997 through September 1997 and January 1998 through February 1998.

     Sinking Fund Requirements

     Annual sinking fund requirements for KU's first mortgage bonds may be met with cash or expenditures for bondable property as provided in the
     Mortgage Indenture. KU intends to meet the 1996 sinking fund requirements with expenditures for bondable property.

     Lines of Credit

     KU has aggregate bank lines of credit of $80 million, all of which remained unused at December 31, 1995. A portion of these credit lines ($20 million) expires in September 1996, and the balance ($60 million) expires in December 1997. In support of these lines of credit, KU compensates the banks by paying a commitment fee.


     5.  Common Stock

     KU is subject to restrictions applicable to all corporations under Kentucky and Virginia law on the use of retained earnings for cash dividends on common stock, as well as those contained in its Mortgage Indenture and Articles of Incorporation. At December 31, 1995, there were no restricted retained earnings.

     6.  Preferred Stock

     Each series of preferred stock is redeemable at the option of KU upon 30 days' written notice as follows:

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company


                             Redemption Price per Share
      Series                 (plus accrued and unpaid dividends, if any)
      4 3/4%                 $101.00

      6.53%                  (Not redeemable prior to December 1, 2003.)
                             $103.265 through November 30, 2004, decreasing approximately $.33 each twelve months thereafter to $100 on or after December 1, 2013.


     As  of December 31, 1995, there were  5.3 million shares  of KU preferred
     stock,  having   a  maximum  aggregate  stated   value  of  $200 million,
     authorized for issuance.

     7.  Short-Term and Long-Term Debt

     KU's short-term financing requirements are satisfied through the sale of commercial paper. The weighted average interest rate on the year-end balance was 5.83% for 1995 and 6.07% for 1994.

     In 1994, KU entered into a loan agreement with the County of Carroll, Kentucky to finance the construction of solid waste disposal facilities. The County of Carroll issued $54 million of variable rate revenue bonds, with the proceeds held in a construction fund. In 1994 and 1995, KU drew down $35.7 million and $15.1 million, respectively, relating to these bonds. Kentucky Utilities Pollution Control Series 10 Bonds are issued under KU's Mortgage Indenture.

     Under the provisions for the variable rate revenue bonds, KU can choose between various interest rate options. Currently, the daily interest rate option is being utilized. The average annual interest rate on the bonds during 1995 was 3.95% and was 4.10% for 1994. The variable rate bonds are subject to tender for purchase at the option of the holder and to mandatory tender for purchase upon the occurrence of certain events. If tendered bonds are not remarketed, KU has available lines of credit which may be used to repurchase the bonds.

     In June 1995, KU issued $50 million of Series R First Mortgage Bonds. The proceeds were used primarily to refinance short-term indebtedness incurred to finance ongoing construction expenditures and general corporate requirements.

     Substantially all of KU's utility plant is pledged as security for the First Mortgage Bonds.


     8.  Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     Cash and cash equivalents, escrow funds, construction funds, short-term borrowings, commercial paper and customers' deposits carrying values approximate fair value because of the short maturity of these amounts.

     Long-term debt fair values are based on quoted market prices for KU's first mortgage bonds and on current rates available to KU for debt of the same remaining maturities for KU's pollution control bonds and promissory note.

     KU has an interest rate swap agreement with a notional amount of $70 million. Fair value of this instrument is the estimated amount the counter-party would pay to KU to terminate the swap at the date of measurement. This agreement expires in early 1996. KU has no downside interest rate risk associated with this agreement.

     The estimated fair values of KU's financial instruments at December 31 are as follows:

                                                      1995                    1994
                                             Carrying     Estimated    Carrying   Estimated
      (in thousands of dollars)               Amount      Fair Value     Amount   Fair Value

      Interest rate swap                    $       -   $      600   $        -   $   1,550

      Long-term debt                        $ 546,001   $  594,395   $  496,033   $ 475,976

     If the difference between fair value and carrying value of KU's long-term debt were settled at amounts approximating those above, the anticipated regulatory treatment would require return of or allow recovery of these amounts in rates over a prescribed amortization period. Accordingly, any settlement would not have a significant impact on KU's financial position or results of operations.

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     9. Environmental Cost Recovery

     Since August 1994, KU has been collecting an environmental surcharge from its Kentucky retail customers under a Kentucky statute which authorizes electric utilities (including KU) to implement, beginning January 1, 1993, an environmental surcharge. The surcharge is designed to recover certain operating and capital costs of compliance with federal, state or local environmental requirements associated with the production of energy from coal, including the Federal Clean Air Act as amended. KU's environmental surcharge was approved by the PSC in July 1994 and was implemented in August 1994.

     The constitutionality of the surcharge was challenged in the Franklin County (Kentucky) Circuit Court in an action brought against KU and the PSC by the Attorney General of Kentucky and joined by representatives of consumer groups. In July 1995, the Circuit Court entered a judgment upholding the constitutionality of the statute, but vacating that part of the PSC's July 1994 order which the judgment describes as allowing KU to recover, under the surcharge, environmental expenditures incurred before January 1, 1993, and ordering the case remanded to the PSC for determination in accordance with the Circuit Court judgment.

     The Attorney General and other consumer representatives appealed to the Kentucky Court of Appeals that part of the Circuit Court judgment upholding the constitutionality of the surcharge statute. The PSC and KU appealed that part of the judgment denying recovery of environmental expenditures incurred before January 1, 1993. On August 22, 1995, the PSC ordered all surcharge revenues collected by KU from that date subject to refund pending final determination of all appeals. The total collections under the surcharge from August 22, 1995 through December 31, 1995 were approximately $7 million.

     KU believes the constitutionality of the surcharge statute will be upheld, but it cannot predict the outcome of that part of the Circuit Court judgment disallowing recovery of environmental expenditures incurred before January 1, 1993. If the Circuit Court judgment is ultimately upheld as entered, KU estimates that the amount it would be required to refund (which is based solely on costs associated with environmental expenditures incurred before January 1, 1993) for surcharge collections through December 31, 1995, from the inception of the surcharge would be approximately $6 million, and from August 22, 1995 would be approximately $2 million. At this time, KU has not recorded any reserve for refund.

     Supplementary
     Quarterly
     Financial
     Information
     (Unaudited)
                             Kentucky Utilities Company

     Quarterly financial results for 1995 and 1994 are summarized below. Generally, quarterly results may fluctuate due to seasonal variations, changes in fuel costs and other factors. Operating revenues for the third quarter of 1994 were reduced by $17.5 million related to refunds to customers of fuel cost savings associated with the resolution of a coal contract dispute. Operating revenues for other quarters in 1994 were insignificantly impacted by the refunds. The refunding had no impact on operating revenues for 1995. Refer to Note 1 of the Notes to Financial Statements for additional information.

     Quarter                                    4th           3rd          2nd           1st
                                                                   (in thousands of dollars)
      1995
      Operating Revenues                  $  170,152   $   194,373  $   154,757   $  167,148
      Net Operating Income                    30,626        33,073       18,283       26,562
      Net Income                              22,438        24,915       10,561       18,928
      Net Income Applicable
             to Common Stock                  21,874        24,351        9,997       18,364
      1994
      Operating Revenues                  $  159,586   $   156,512  $   154,026   $  166,528
      Net Operating Income                    20,835        29,737       20,034       30,580
      Net Income                              14,053        23,642       14,473       25,344
      Net Income Applicable
             to Common Stock                  13,489        23,078       13,909       24,652

      These  quarterly  amounts  reflect,  in  KU's  opinion,  all  adjustments
     (including only normal recurring adjustments) necessary for a fair presentation.

     Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     None.

                                      PART III


     Item 10. Directors and Executive Officers of the Registrant

     Refer to KU Energy's definitive proxy statement (Proxy Statement) filed with the Securities and Exchange Commission in connection with its 1996 Annual Shareholder Meeting under the caption "Election of Directors-- General" for the information required by this item pertaining to directors. Such information is incorporated herein by reference and is also filed herewith as Exhibit 99B. Information required by this item relating to executive officers of KU is set forth under a separate caption in Part I hereof.

     Item 11. Executive Compensation

     Refer to KU Energy's Proxy Statement under the caption "Election of Directors -- Directors' Compensation, and -- Executive Compensation" (but excluding any information contained under the subheadings -- "Report of Compensation Committee on Executive Compensation", and -- "Performance Graph") for the information required by this item. Such information is incorporated herein by reference and is also filed herewith as
     Exhibit 99B.

     Item 12. Security Ownership of Certain Beneficial Owners and Management

     Refer to KU Energy's Proxy Statement under the caption "Election of Directors--Voting Securities Beneficially Owned by Directors, Nominees and Executive Officers; Other Information" for the information required by this item. Such information is incorporated herein by reference and is also filed herewith as Exhibit 99B.

     Item 13. Certain Relationships and Related Transactions

     None.

                                      PART IV


     Item  14.   Exhibits,  Financial  Statement  Schedules,  and  Reports  on
     Form 8-K

     (A) The following (1) financial statements, (2) schedules, and (3) exhibits, are filed as a part of this Annual Report.

             (1)  Financial Statements

                 Report of Independent Public Accountants,
                 Statements of Income and Retained Earnings for the three
                   years ended December 31, 1995,
                 Statements of Cash Flows for the three years ended
                   December 31, 1995,
                 Balance Sheets as of December 31, 1995 and 1994
                 Statements of Capitalization as of December 31, 1995 and
                  1994, and
                 Notes to Financial Statements.

             (2)  Schedules

                 Schedule II     Valuation and qualifying accounts.

             The following Schedules are omitted as not applicable or not required under Regulation S-X:

                 I, III, IV, V.

    (3) Exhibits

      Number                         Description                        Page

        3.A    Amended and Restated Articles of Incorporation of
               Kentucky Utilities Company.  (Exhibits 4.03 and 4.04
               to Form 8-K Current Report of KU, dated December 10,
               1993).  Incorporated by reference.                         -

        3.B    By-laws of Kentucky Utilities Company dated
               December 14, 1992.  (Exhibit 3B to Form 10-K Annual
               Report of KU for the year ended December 31, 1992).
               Incorporated by reference.                                 -

        4.A Indenture of Mortgage or Deed of Trust dated May 1, 1947 between Kentucky Utilities Company and First Trust of Illinois National Association (successor to Bank of America Illinois, formerly Continental Bank, National Association and formerly Continental Illinois National Bank and Trust Company of Chicago) and a successor individual co-trustee, as Trustees (the Trustees) (Amended Exhibit 7(a) in File
               No. 2-7061), and Supplemental Indentures thereto dated, respectively, January 1, 1949 (Second Amended
               Exhibit 7.02 in File No. 2-7802), July 1, 1950 (Amended Exhibit 7.02 in File No. 2-8499), June 15, 1951 (Exhibit 7.02(a) in File No. 2-8499), June 1,
               1952 (Amended Exhibit 4.02 in File No. 2-9658),
               April 1, 1953 (Amended Exhibit 4.02 in File
               No. 2-10120), April 1, 1955 (Amended Exhibit 4.02 in File No. 2-11476), April 1, 1956 (Amended
               Exhibit 2.02 in File No. 2-12322), May 1, 1969
               (Amended Exhibit 2.02 in File No. 2-32602), April 1, 1970 (Amended Exhibit 2.02 in File No. 2-36410), September 1, 1971 (Amended Exhibit 2.02 in File
               No. 2-41467), December 1, 1972 (Amended Exhibit 2.02 in File No. 2-46161), April 1, 1974 (Amended
               Exhibit 2.02 in File No. 2-50344), September 1, 1974 (Exhibit 2.04 in File No. 2-59328), July 1, 1975
               (Exhibit 2.05 in File No. 2-59328), May 15, 1976
               (Amended Exhibit 2.02 in File No. 2-56126), April 15, 1977 (Exhibit 2.06 in File No. 2-59328), August 1, 1979 (Exhibit 2.04 in File No. 2-64969), May 1, 1980
               (Exhibit 2 to Form 10-Q Quarterly Report of KU for the quarter ended June 30, 1980), September 15, 1982 (Exhibit 4.04 in File No. 2-79891), August 1, 1984 (Exhibit 4B to Form 10-K Annual Report of KU for the year ended December 31, 1984), June 1, 1985
               (Exhibit 4 to Form 10-Q Quarterly Report of KU for the quarter ended June 30, 1985), May 1, 1990 (Exhibit 4 to Form 10-Q Quarterly Report of KU for the quarter ended June 30, 1990), May 1, 1991 (Exhibit 4 to Form 10-Q Quarterly Report of KU for the quarter ended June 30, 1991), May 15, 1992 (Exhibit 4.02 to Form 8-K of KU dated May 14, 1992), August 1, 1992 (Exhibit 4 to form 10-Q Quarterly

      Number                         Description                        Page

        4.A    Report of KU for the quarter ended September 30,
      (cont.)  1992), June 15, 1993 (Exhibit 4.02 to Form 8-K of KU dated June 15, 1993) and December 1, 1993
               (Exhibit 4.01 to Form 8-K of KU dated December 10,
               1993).  Incorporated by reference.                         -

       4.B     Supplemental Indenture dated March 1, 1992 between
               Kentucky Utilities Company and the Trustees,
               providing for the conveyance of properties formerly
               held by Old Dominion Power Company (Exhibit 4B to
               Form 10-K Annual Report of KU for the year ended
               December 31, 1992).  Incorporated by reference.            -

        4.C Supplemental Indenture dated November 1, 1994 between Kentucky Utilities Company and the Trustees (Exhibit
               4C to Form 10-K Annual Report of KU for the year
               ended December 31, 1994).  Incorporated by reference.      -

        4.D    Supplemental Indenture dated June 1, 1995 between
               Kentucky Utilities Company and the Trustees
               (Exhibit 4 to Form 10-Q Quarterly Report of KU for
               the quarter ended June 30, 1995).  Incorporated by
               reference.                                                 -
        4.E    Supplemental Indenture dated January 15, 1996 between
               Kentucky Utilities Company and the Trustees.             49-72

       10.A    KU's Amended and Restated Performance Share Plan
               (Exhibit 10A to Form 10-Q Quarterly Report of KU for
               the quarter ended June 30, 1993).  Incorporated by
               reference.                                                 -

       10.B    KU's Annual Performance Incentive Plan (Exhibit 10B
               to Form 10-K Annual Report of KU for the year ended
               December 31, 1990).  Incorporated by reference.            -

       10.C    Amendment No. 1 to KU's Annual Performance Incentive
               Plan (Exhibit 10D to Form 10-K Annual Report of KU
               for the year ended December 31, 1991).  Incorporated
               by reference.                                              -

       10.D    Amendment No. 2 to KU's Annual Performance Incentive
               Plan (Exhibit 10H to Form 10-K Annual Report of KU
               for the year ended December 31, 1993).  Incorporated
               by reference.                                              -

       10.E    Amendment No. 3 to KU's Annual Performance Incentive
               Plan (Exhibit 10I to Form 10-K Annual Report of KU
               for the year ended December 31, 1993).  Incorporated
               by reference.                                              -

       10.F    KU's Executive Optional Deferred Compensation Plan
               (Exhibit 10C to Form 10-K Annual Report of KU for the
               year ended December 31, 1990).  Incorporated by
               reference.                                                 -

       10.G Amendment No. 1 to KU's Executive Optional Deferred Compensation Plan (Exhibit 10F to Form 10-K Annual
               Report of KU for the year ended December 31, 1991).
               Incorporated by reference.                                 -

      Number                         Description                        Page

       10.H Amendment No. 2 to KU's Executive Optional Deferred Compensation Plan (Exhibit 10J to Form 10-K Annual
               Report of KU for the year ended December 31, 1993).
               Incorporated by reference.                                 -

       10.I    KU's Supplemental Security Plan (Exhibit 10I to
               Form 10-K Annual Report of KU for the year ended
               December 31, 1991).  Incorporated by reference.            -

       10.J    Amendment No. 1 to KU's Supplemental Security Plan.
               (Exhibit 10J to Form 10-K Annual Report of KU for the
               year ended December 31, 1994).  Incorporated by
               reference.                                                 -

       10.K    Amendment No. 2 to KU's Supplemental Security Plan.
               (Exhibit 10K to Form 10-K Annual Report of KU for the
               year ended December 31, 1994).  Incorporated by
               reference.                                                 -

       10.L    KU's Director Retirement Retainer Program, and
               Amendment No. 1 (Exhibit 10G to Form 10-K Annual
               Report of KU for the year ended December 31, 1991).
               Incorporated by reference.                                 -

       10.M    KU's Amended and Restated Director Deferred
               Compensation Plan                                        73-90

        12     Computation of Ratio of Earnings to Fixed Charges         91

        21     List of Subsidiaries                                      92

        23     Consent of Independent Public Accountants                 93

        27     Financial Data Schedule (required for electronic
               filing only in accordance with Item 601(c)(1) of
               Regulation S-K).                                           -

       99.A    Description of Common Stock                              94-95

       99.B    Director and Executive Officer Information               96-106

         Note - Exhibit numbers 10.A through 10.M are management contracts or compensatory plans or arrangements required to be filed as exhibits to this Form 10-K.

     The following instruments defining the rights of holders of certain long-term debt of KU have not been filed with the Securities and Exchange Commission but will be furnished to the Commission upon request.

         1. Loan Agreement dated as of May 1, 1990 between KU and the County of Mercer, Kentucky, in connection with $12,900,000 County of Mercer, Kentucky, Collateralized Solid Waste Disposal Facility Revenue Bonds (KU Project) 1990 Series A, due May 1, 2010 and May 1, 2020.

         2. Loan Agreement dated as of May 1, 1991 between KU and the County of Carroll, Kentucky, in connection with $96,000,000 County of Carroll, Kentucky, Collateralized Pollution Control Revenue Bonds (KU Project) 1992 Series A, due September 15, 2016.

         3. Loan Agreement dated as of August 1, 1992 between KU and the County of Carroll, Kentucky, in connection with $2,400,000
             County of Carroll, Kentucky, Collateralized Pollution Control Revenue Bonds (KU Project) 1992 Series C, due February 1, 2018.

         4. Loan Agreement dated as of August 1, 1992 between KU and the County of Muhlenberg, Kentucky, in connection with $7,200,000 County of Muhlenberg, Kentucky, Collateralized Pollution Control Revenue Bonds (KU Project) 1992 Series A, due February 1, 2018.

         5. Loan Agreement dated as of August 1, 1992 between KU and the County of Mercer, Kentucky, in connection with $7,400,000 County of Mercer, Kentucky, Collateralized Pollution Control Revenue Bonds (KU Project) 1992 Series A, due February 1, 2018.

         6. Loan Agreement dated as of August 1, 1992 between KU and the County of Carroll, Kentucky, in connection with $20,930,000
             County of Carroll, Kentucky, Collateralized Pollution Control Revenue Bonds (KU Project) 1992 Series B, due February 1, 2018.

         7. Loan Agreement dated as of December 1, 1993, between KU and the County of Carroll, Kentucky, in connection with $50,000,000 County of Carroll, Kentucky, Collateralized Solid Waste Disposal Facilities Revenue Bonds (KU Project) 1993 Series A due December 1, 2023.

         8. Loan Agreement dated as of November 1, 1994, between KU and the County of Carroll, Kentucky, in connection with $54,000,000 County of Carroll, Kentucky, Collateralized Solid Waste Disposal Facilities Revenue Bonds (KU Project) 1994 Series A due November 1, 2024.

     (B) No reports on Form 8-K were filed by KU during the last quarter of 1995.


                                                                                 SCHEDULE II


                                    KENTUCKY UTILITIES COMPANY

                                 VALUATION AND QUALIFYING ACCOUNTS




      Year Ended December 31,                                       1995      1994      1993
                                                                              (in thousands)
      Accumulated Provision for Uncollectible Accounts Receivable

      Balance at beginning of year                               $   457   $   923   $ 1,033

      Balance at end of year                                     $   455   $   457   $   923





      Note-Other valuation and qualifying accounts are not significant.


                                            SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on March 8, 1996.

                                          KENTUCKY UTILITIES COMPANY


                                          /s/ Michael R. Whitley
                                          Michael R. Whitley
                                          Chairman and President

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities and on the date indicated.

         Signature                 Title

         /s/ Michael R. Whitley
         Michael R. Whitley        Chairman and President (Principal Executive
                                   Officer) and Director

         /s/ O. M. Goodlett
         O. M. Goodlett            Senior Vice-President (Principal Financial
                                   Officer)

         /s/ Michael D. Robinson
         Michael D. Robinson       Controller (Principal Accounting Officer)

         /s/ Mira S. Ball
         Mira S. Ball              Director

         /s/ Harry M. Hoe
         Harry M. Hoe              Director

         /s/ Milton W. Hudson
         Milton W. Hudson          Director

         /s/ John T. Newton
         John T. Newton            Director

         /s/ Frank V. Ramsey, Jr.
         Frank V. Ramsey, Jr.      Director

         /s/ Warren W. Rosenthal
         Warren W. Rosenthal       Director

         /s/ William L Rouse, Jr.
         William L. Rouse, Jr.     Director

         /s/ Charles L. Shearer
         Charles L. Shearer        Director

         /s/ Lee T. Todd, Jr.
         Lee T. Todd, Jr.          Director

     March 8, 1996

                             Executed in 120 Counterparts
                             No. 12


                                SUPPLEMENTAL INDENTURE



                                Dated January 15, 1996

                                    ______________


                              KENTUCKY UTILITIES COMPANY

                                          TO


                    FIRST TRUST OF ILLINOIS, NATIONAL ASSOCIATION
                                AND FRANK SGARAGLINO,
                                     AS TRUSTEES


                                    ______________



             (SUPPLEMENTAL TO THE INDENTURE OF MORTGAGE OR DEED OF TRUST
                 DATED MAY 1, 1947, AS AMENDED, HERETOFORE EXECUTED BY
             KENTUCKY UTILITIES COMPANY TO CONTINENTAL ILLINOIS NATIONAL
                          BANK AND TRUST COMPANY OF CHICAGO
                         AND EDMOND B. STOFFT, AS TRUSTEES.)


                                    _____________



                        (PROVIDING FOR FIRST MORTGAGE BONDS,
                           SERIES S, DUE January 15, 2006)

                 THIS SUPPLEMENTAL  INDENTURE,  dated  January  15,  1996
             made and entered into by and between KENTUCKY UTILITIES COMPANY, a corporation organized and existing under the laws of the Commonwealths of Kentucky and Virginia (hereinafter commonly referred to as the "Company"), and FIRST TRUST OF ILLINOIS, NATIONAL ASSOCIATION, a national banking association having its office or place of business in the City of Chicago, Cook County, State of Illinois, successor to Bank of America Illinois, formerly named Continental Bank, National Association and Continental Illinois National Bank and Trust Company of Chicago (hereinafter commonly referred to as the "Trustee"), and FRANK SGARAGLINO (successor Co-Trustee), of the City of Chicago, Cook County, State of Illinois, as Trustees under the Indenture of Mortgage or Deed of Trust dated May 1, 1947, as modified and amended by the several indentures supplemental thereto heretofore executed by and between the Company and the Trustees from time to time under said Indenture of Mortgage or Deed of Trust; said Indenture of Mortgage or Deed of Trust, as so modified and amended, being hereinafter commonly referred to as the "Indenture"; and said Trustees under the Indenture being hereinafter commonly referred to as the "Trustees" or the "Trustees under the Indenture";
             Witnesseth:

                 WHEREAS,  the Company,  by resolution  of its  Board  of
             Directors and the Pricing Committee thereof duly adopted, has determined to issue forthwith an additional series of its bonds to be secured by the Indenture, as hereby modified and amended, such bonds to be known and designated as First Mortgage Bonds, Series S (hereinafter sometimes referred to as the "bonds of Series S" or the "bonds of said Series"), and to be authorized, authenticated and issued only as registered bonds without coupons; and

                 WHEREAS,  the Company  desires, in  accordance with  the
             provisions of Article I, as hereby amended, Section 6(e)  of
             Article II and Article XVI of the Indenture, to execute this supplemental indenture for the purpose of creating and authorizing the bonds of Series S and modifying or amending certain provisions of the Indenture in the particulars and to the extent hereinafter in this supplemental indenture specifically provided; and

                 WHEREAS, the  execution and delivery  by the Company  of
             this supplemental indenture have been duly authorized by the Board of Directors of the Company and the Pricing Committee thereof; and the Company has requested, and hereby requests, the Trustees to enter into and join with the Company in the execution and delivery of this supplemental indenture; and

                 WHEREAS, the  bonds of  Series S  are to  be authorized,
             authenticated and issued only in the form of registered bonds without coupons, and each of such bonds and the certificate of the Trustee thereon shall be substantially in the following form, to wit:

                              (Form of bond of Series S)


             No. . . . . .                                $. . . . . . .

                              Kentucky Utilities Company
                            First Mortgage Bond, Series S

             Original
               Issue           Dated           Maturity
               Date            Date              Date            CUSIP

              January 24,      January 15,      January 15,
                  1996            1996              2006



                             Interest
             Interest         Payment           Record
               Rate            Dates            Dates

              5.99%             July 15            July 1
                             January 15         January 1



             REGISTERED OWNER ___________________________________


             PRINCIPAL     AMOUNT    ____________________________________
             DOLLARS


                 Unless  this certificate  is presented by  an authorized
             representative of The Depository Trust Company, a New York corporation ("DTC"), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the Registered Owner hereof, Cede & Co., has an interest herein.

                 Kentucky Utilities  Company,  a  Kentucky  and  Virginia
             corporation (hereinafter referred to as the "Company"), for value received, hereby promises to pay to the Registered Owner specified above or registered assigns, the Principal Amount specified above on the Maturity Date specified above, and to pay to the Registered Owner interest on said sum from the Dated Date specified above, at the Interest Rate specified above, payable half-yearly on the Interest Payment Dates specified above, until said principal sum is paid. The interest so payable on any Interest Payment Dates will be paid, subject to certain exceptions provided in the Supplemental Indenture dated January 15, 1996, hereinafter referred to, to the Registered Owner at the close of business of the Trustee on the immediately preceding Record Date. Both the principal of and the interest on this bond shall be payable at the office or agency of the Company in the City of Chicago, State of Illinois, in any coin or currency of the United States of America which at the time of payment is legal tender for public and private debts, or, at the option of the Registered Owner, in like coin or currency, at the office or agency of the Company in the Borough of Manhattan, City of New York, State of New York. At the option of the Company, interest on this bond shall be payable by check mailed on the Interest Payment Date to the Registered Owner hereof.

                 EXCEPT UNDER THE LIMITED CIRCUMSTANCES  DESCRIBED IN THE
             INDENTURE, THIS GLOBAL BOND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY, ANOTHER NOMINEE OF THE DEPOSITARY, A SUCCESSOR OF THE DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR.

                 This bond is  one of the bonds of the Company issued and
             to be issued from time to time under and in accordance with and all secured by the indenture of mortgage or deed of trust dated May 1, 1947, executed and delivered by the Company to First Trust of Illinois, National Association (successor to Bank of America Illinois, formerly Continental Bank, National Association and Continental Illinois National Bank and Trust Company of Chicago) (hereinafter referred to as the "Trustee") and Edmond B. Stofft, as Trustees, and the various indentures supplemental thereto each executed and delivered by the Company to the Trustees (including Successor Co-Trustees) under said indenture of mortgage (said indenture of mortgage and said supplemental indentures being hereinafter referred to, collectively, as the
             "Indenture"). Reference to the Indenture and to all supplemental indentures, if any, hereafter executed pursuant to the Indenture is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security and the rights of the holders and Registered Owners of said bonds and of the Trustees and of the Company in respect of such security. By the terms of the Indenture the bonds to be secured thereby are issuable in series which may vary as to date, amount, date of maturity, rate of interest, redemption provisions, medium of payment and in other respects as in the Indenture provided. Bonds of Series S are not subject to redemption prior to maturity.

                 In case  of certain events of  default specified in  the
             Indenture, the principal of this bond may be declared or may become due and payable in the manner and with the effect provided in the Indenture. No recourse shall be had for the payment of the principal of or interest on this bond, or for any claim based hereon, or otherwise in respect hereof or of the Indenture or any indenture supplemental thereto, to or against any incorporator, stockholder, officer or director, past, present or future, of the Company, or of any predecessor or successor corporation, either directly or through the Company or such predecessor or successor corporation, under any constitution or statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all such liability of incorporators, stockholders, directors and officers being waived and released by the Registered Owner hereof by the acceptance of this bond and being likewise waived and released by the terms of the Indenture. This bond is transferable by the Registered Owner hereof, in person or by attorney duly authorized, at the principal office or place of business of the Trustee under the Indenture, upon the surrender and cancellation of this bond and the payment of any stamp tax or other governmental charge, and upon any such transfer a new registered bond or bonds without coupons, of the same series and for the same aggregate principal amount, will be issued to the transferee in exchange herefor; provided, that the Company shall not be required to transfer, exchange or register bonds of Series S during the 10 days next preceding an Interest Payment Date.

                 This bond shall  not be valid  or become  obligatory for
             any   purpose  unless   and   until  it   shall  have   been
             authenticated by the execution by the Trustee or its successor in trust under the Indenture of the Trustee's Certificate endorsed hereon.

                 IN  WITNESS  WHEREOF,  Kentucky  Utilities  Company  has
             caused this bond to be executed in its name by the manual or facsimile signature of its President or one of its Vice Presidents, and its corporate seal or a facsimile thereof to be hereto affixed or imprinted hereon and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.


                         KENTUCKY UTILITIES COMPANY


                         By ___________________________
                                  President
             ATTEST:

             _________________________
                   Secretary

               This  bond is one  of the  bonds of  the series designated therein, described in the within mentioned Indenture.

                                     FIRST TRUST OF ILLINOIS, NATIONAL
                                             ASSOCIATION
                                       as Trustee

                                     By _______________________________
                                          Authorized Officer

                          (End of form of bond of Series S)



                 NOW, THEREFORE, in consideration of the premises and  of
             the sum of One Dollar ($1.00) duly paid by the Trustee to the Company, and of other good and valuable considerations, the receipt whereof is hereby acknowledged, and for the purpose of further assuring to the Trustees under the Indenture their title to, or lien upon, the property hereinafter described, under and pursuant to the terms of the Indenture and for the purpose of further securing the due and punctual payment of the principal of and interest and the premium, if any, on all bonds which have been heretofore or shall be hereafter issued under the Indenture and indentures supplemental thereto and which shall be at any time outstanding thereunder and secured thereby, and for the purpose of securing the faithful performance and observance of all the covenants and conditions set forth in the Indenture and/or in any indenture supplemental thereto, the Company has given, granted, bargained, sold, trans-ferred, assigned, pledged, mortgaged, warranted the title to and conveyed, and by these presents does give, grant, bargain, sell, transfer, assign, pledge, mortgage, warrant the title to and convey unto FIRST TRUST OF ILLINOIS, NATIONAL ASSOCIATION and FRANK SGARAGLINO, as Trustees under the Indenture as therein provided, and the successors in the trusts thereby created, and to their assigns, all the right, title and interest of the Company in and to any and all premises, plants, property, leases and leaseholds, franchises, permits, rights and powers, of every kind and description, real and personal (1) which have been acquired by the Company through construction, purchase, consolidation or merger, or otherwise, and which at the date hereof are owned by the Company, and (2) which shall be acquired by the Company, through construction, purchase, consolidation, merger, or otherwise, on or subsequent to the date hereof, together, in each case, with the rents, issues, products and profits therefrom, excepting, however, and there is hereby expressly reserved and excluded from the lien and effect of the Indenture and of this supplemental indenture, all right, title and interest of the Company, now owned, or hereafter acquired, in and to (a) all cash, bonds, shares of stock, obligations and other securities not deposited with the Trustee or Trustees under the Indenture, and (b) all accounts and bills receivable, judgments (other than for the recovery of real property or establishing a lien or charge thereon or right therein) and choses in action not specifically assigned to and pledged with the Trustee or
             Trustees under the Indenture, and (c) all lamps and supplies, machinery, appliances, goods, wares, merchandise, commodities, equipment, apparatus, materials and/or supplies acquired or held by the Company for sale, lease, rental or consumption in the ordinary course of business, and (d) the last day of each of the demised terms created by any lease of property leased to the Company and under each and every renewal of any such lease, the last day of each and every such demised term being hereby expressly reserved to and by the Company, and (e) all gas, oil, ore, copper and other minerals now or hereafter existing upon, within or under any real estate of the Company subject to, or hereby subjected to, the lien of the Indenture.

                 Without  in  any   way  limiting   or  restricting   the
             generality of the foregoing description or the foregoing exceptions and reservations, the Company hereby expressly gives, grants, bargains, sells, transfers, assigns, pledges, mortgages, warrants the title to and conveys unto said FIRST TRUST OF ILLINOIS, NATIONAL ASSOCIATION and FRANK SGARAGLINO, as Trustees under the Indenture, and unto their successor or successors in trust, and their assigns, under the trusts and for the purposes of the Indenture, as hereby amended, the properties described in Section 5 of Article III of this supplemental indenture (said description being incorporated herein by reference with the same force and effect as if set forth at length herein), and which properties have been acquired by the Company, through construction, purchase, consolidation or merger, or otherwise, and which are owned by the Company at the date of the execution hereof together with the tenements, hereditaments and appurtenances thereunto belonging or appertaining.

                 TO  HAVE  AND  TO HOLD  all  said  property, rights  and
             interests hereinabove described or referred to and conveyed, assigned, pledged or mortgaged, or intended to be conveyed, assigned, pledged or mortgaged, together with the rents, issues, products and profits therefrom unto said FIRST TRUST OF ILLINOIS, NATIONAL ASSOCIATION and FRANK SGARAGLINO, as Trustees under the Indenture, as hereby modified and amended, and unto their successor or successors in trust forever, BUT IN TRUST, NEVERTHELESS, upon the trusts, for the purposes and subject to all the terms, conditions, provisions and restrictions of the Indenture, as hereby modified and amended.

                 And  upon  the  considerations  and  for  the   purposes
             aforesaid, and in order to provide, pursuant to the terms of the Indenture, for the issuance under the Indenture, as hereby modified and amended, of bonds of Series S and to fix the terms, provisions and characteristics of the bonds of said Series, and to modify and amend the Indenture in the particulars and to the extent hereinafter in this supplemental indenture specifically provided, the Company hereby covenants and agrees with the Trustees as follows:

                                      ARTICLE I

                 Section 1. A series of bonds issuable under the Indenture, as hereby modified and amended, and to be known and designated as "First Mortgage Bonds, Series S" (herein-after in this Article sometimes referred to as the "bonds of Series S" or as the "bonds of said Series"), and which shall be executed, authenticated and issued only in the form of registered bonds without coupons, is hereby created and authorized. The bonds of said Series shall be substantially in the form thereof hereinbefore recited. If so directed by the Company, the bonds of Series S shall be issued as a single global security for each maturity thereof and registered in the name of The Depository Trust Company or its nominee or successor under a "book-entry-only" system pursuant to a letter of representation between the Company and the Trustee and said depository. Each bond of said Series shall be dated as of the Interest Payment Date thereof to which interest was paid next preceding the date of issue, unless (a) issued on an Interest Payment Date thereof to which interest was paid, in which event it shall be dated as of the date of issue, or (b) issued prior to the occurrence of the first Interest Payment Date thereof to which interest was paid, in which event it shall be dated the Dated Date; and the bonds of said Series shall be due and payable on the Maturity Date hereinabove specified in the form of bond, shall bear interest from the date thereof at the Interest Rate per annum specified in the form of bond, payable half-yearly on the Interest Payment Dates specified in the form of bond in each year to the Registered Owners as specified on the registry books of the Trustee on the close of business on the applicable Record Date as hereinafter provided; shall be payable both as to principal and interest, at the office or agency of the Company in the City of Chicago, State of Illinois, in any coin or currency of the United States of America which at the time of payment is legal tender for public and private debts, or at the option of the Registered Owner, in like coin or currency, at the office or agency of the Company in the Borough of Manhattan, City of New York, State of New York; and, at the option of the Company, shall be payable as to interest by check mailed on the Interest Payment Date to the Registered Owner thereof. So long as any "book-entry-only" system is in effect, the bonds of said Series shall be paid as provided in the letter of representation referred to above.

                 Anything contained  in Section  14 of Article  I of  the
             Indenture (or elsewhere in the Indenture) to the contrary notwithstanding, only the person in whose name any of the bonds of Series S is registered (the "Registered Owner") at the close of business on any Record Date (as hereinafter defined) with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date notwithstanding the cancellation of such bonds upon any transfer or exchange subsequent to the Record Date and prior to such Interest Payment Date; provided, however, that if and to the extent the Company shall default in the payment of the interest due on such Interest Payment Date, such defaulted interest shall be paid to the persons in whose names outstanding bonds of said Series are registered on the record date to be established by the Trustees for payment of such defaulted interest.

                 The term  "Record Date" as used  in this  Article I with
             respect to any Interest Payment Date applicable to the bonds of said Series (other than an Interest Payment Date for the payment of defaulted interest) shall mean the applicable Record Date specified in the form of bond next preceding such Interest Payment Date, or, if such Record Date shall be a legal holiday or a day on which banking institutions in the City of Chicago, Illinois, or the Borough of Manhattan, City of New York, State of New York, are authorized by law to close, then the next preceding day which shall not be a legal holiday or a day on which such institutions are so authorized to close.

                 The  bonds  of Series  S are  not subject  to redemption
             prior to maturity.

                 Section 2. The bonds of said Series shall, from time to time, be executed on behalf of the Company and sealed with the corporate seal of the Company, all in the manner provided in or permitted by Section 6 of Article I of the Indenture, as follows:

                 (a) bonds of said Series executed on behalf of the Company by its President or a Vice President and by its Secretary or an Assistant Secretary may be so executed by the manual or facsimile signature of such President or Vice President and of such Secretary or Assistant Secretary, as the case may be, of the Company, or of any person or persons who shall have been such officer or officers, as the case may be, of the Company on or subsequent to the date of this supplemental indenture, notwithstanding that he or they may have ceased to be such officer or officers of the Company at the time of the actual execution, authentication, issuance or delivery of any of such bonds of said Series, and any such manual or facsimile signature or signatures of such officer or officers of the Company as above provided, on any such bonds shall constitute execution of such bonds on behalf of the Company by such officer or officers of the Company for the purposes of the Indenture, as hereby modified and amended, and shall be valid and effective for all purposes provided that all bonds of said Series shall always be executed on behalf of the Company by the manual or facsimile signature of its President or a Vice President and of its Secretary or an Assistant Secretary, as above provided, and provided, further, that none of such bonds shall be executed on behalf of the Company by the manual or facsimile signature of the same officer or person acting in more than one capacity; and

                 (b) such corporate seal of the Company may be facsimile, and any bonds of said Series on which such facsimile seal of the Company shall be affixed, impressed, imprinted or reproduced shall be deemed to be sealed with the corporate seal of the Company for the purpose of the Indenture, as hereby modified and amended, and such facsimile seal shall be valid and effective for all purposes.

                 The Company shall not be required to transfer,  exchange
             or register bonds of said Series during the 10 days next preceding an Interest Payment Date.

                 Section 3. (a) Except as provided in subsections (c) and (g) below, the holder of all of the bonds of Series S shall be The Depository Trust Company ("DTC") and the bonds of said Series shall be registered in the name of Cede & Co., as nominee for DTC.

                 (b) The bonds of Series S shall be initially issued in the form of a single authenticated fully registered certificate in the name of Cede & Co. and in the principal amount of the bonds of Series S (a "Global Bond"). Upon initial issuance, the ownership of such bonds of said Series shall be registered in the bond register kept by the Trustee in the name of Cede & Co., as nominee of DTC. So long as the bonds of said Series are evidenced by a Global Bond, the Trustee and the Company may treat DTC (or its nominee) as the sole and exclusive holder of the bonds of Series S registered in its name for the purposes of payment of the principal of, premium, if any, and interest on the bonds of said Series or portion thereof to be redeemed, and of giving any notice permitted or required to be given to holders under the Indenture and neither the Trustee nor the Company shall be affected by any notice to the contrary. The Trustee shall pay all principal of, premium, if any, and interest on the bonds of Series S registered in the name of Cede & Co. only to or "upon the order of" DTC (as that term is used in the Uniform Commercial Code as adopted in Illinois and New York), and all such payments shall be valid and effective to fully satisfy and discharge the Company's obligations with respect to the principal of, premium, if any, and interest on such bonds of said Series to the extent of the sum or sums so paid. Except as otherwise provided in
             Section 3(c) and (g) below, no person other than DTC shall receive authenticated bond certificates evidencing the obligation of the Company to make payments of principal of, premium, if any, and interest on the bonds of said Series. Upon delivery by DTC to the Trustee of written notice to the effect that DTC has determined to substitute a new nominee in place of Cede & Co., and subject to the provision of the Indenture with respect to transfers of bonds, the word "Cede & Co." in this supplemental indenture shall refer to such new nominee of DTC.

                 (c)     Any Global Bond shall be exchangeable for  bonds
             of Series S in certificated form registered in the names of Participants and/or Beneficial Owners if, but only if, (i) DTC notifies the Company that it is unwilling or unable to continue as depository for bonds of said Series or at any time ceases to be a clearing agency registered as such under the Securities Exchange Act of 1934, as amended, (ii) the Company instructs the Trustee that such Global Bond shall be exchangeable or (iii) there shall have occurred and be continuing an event of default or an event that with notice or passage of time, or both, would constitute an event of default. In any such event, the Trustee shall issue, transfer and exchange bond certificates as requested by DTC in appropriate amounts pursuant to Article I of the Indenture and Section 1 of Article I of this supplemental indenture. The Company shall pay all costs in connection with the production, execution and delivery of such bond certificates. If bond certificates are issued, the provisions of the Indenture shall apply to, among other things, the transfer and exchange of such certificates and the method of payment and principal of, premium, if any, and interest on such certificates.

                 (d) Notwithstanding any other provision of this supplemental indenture to the contrary, so long as any bonds of Series S are evidenced by a Global Bond, registered in the name of Cede & Co., as nominee of DTC, all payments with respect to the principal of, premium, if any, and interest on the bonds of said Series and all notices with respect to the bonds of said Series shall be made and given, respectively, to DTC as provided in the representation letter relating to the bonds of said Series among DTC, the Trustee and the Company. The Trustee is hereby authorized and directed to comply with all terms of the representation letter.

                 (e) In connection with any notice or other communication to be provided pursuant to the Indenture for the bonds of Series S by the Company or the Trustee with respect to any consent or other action to be taken by the holders of the bonds of said Series, the Company or the Trustee, as the case may be, shall seek to establish a record date to the extent permitted by the Indenture for such consent or other action and give DTC notice of such record date not less than fifteen (15) calendar days in advance of such record date to the extent possible. Such notice to DTC shall be given only when DTC is the sole holder.

                 (f) NEITHER THE TRUSTEE NOR THE COMPANY SHALL HAVE ANY RESPONSIBILITY OR OBLIGATION TO ANY OF DTC'S PARTICIPANTS (EACH, A "PARTICIPANT"), ANY PERSON CLAIMING A BENEFICIAL OWNERSHIP IN THE BONDS OF SERIES S UNDER OR THROUGH DTC OR ANY PARTICIPANT (EACH, A "BENEFICIAL OWNER"), OR ANY OTHER PERSON WHICH IS NOT SHOWN ON THE BOND REGISTER MAINTAINED BY THE TRUSTEE AS BEING A HOLDER, WITH RESPECT TO
             (i) THE ACCURACY OF ANY RECORDS MAINTAINED BY DTC OR ANY PARTICIPANT; (ii) THE PAYMENT BY DTC OR ANY PARTICIPANT OF ANY AMOUNT IN RESPECT OF THE PRINCIPAL OF, PREMIUM, IF ANY, OR INTEREST ON THE BONDS OF SAID SERIES; (iii) ANY NOTICE WHICH IS PERMITTED OR REQUIRED TO BE GIVEN TO HOLDERS UNDER THE INDENTURE OF BONDS OF SAID SERIES; (iv) THE SELECTION BY

             DTC OR ANY PARTICIPANT OF ANY PERSON TO RECEIVE PAYMENT IN THE EVENT OF A PARTIAL REDEMPTION OF THE BONDS OF SERIES S; OR (v) ANY CONSENT GIVEN OR OTHER ACTION TAKEN BY DTC AS BONDHOLDER.

                 SO LONG AS CEDE  & CO. IS  THE REGISTERED HOLDER OF  THE
             BONDS OF SERIES S AS NOMINEE OF DTC, REFERENCES HEREIN TO THE BONDS OF SAID SERIES OR REGISTERED HOLDERS OF THE BONDS OF SAID SERIES SHALL MEAN CEDE & CO. AND SHALL NOT MEAN THE BENEFICIAL OWNERS OF THE BONDS OF SAID SERIES NOR DTC PARTICIPANTS.

                 (g) No Global Bond may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

                 (h) Upon the termination of the services of DTC with respect to the bonds of Series S pursuant to subsection
             (c) of this Section 3 after which no substitute book-entry depository is appointed, the bonds of said Series shall be registered in whatever name or names holders transferring or exchanging bonds of said Series shall designate in accordance with the provisions of the Indenture.

                                      ARTICLE II

                 Section 1.  Section  10 of Article III  and Section 1 of
             Article VII of the Indenture are each hereby amended to provide that the Company covenants and agrees to observe and comply with the provisions of said sections as so amended hereby so long as the bonds of Series S are outstanding. The bonds outstanding on the date hereof to which said
             Section 10 applies are Series K, Nos. 7, 8, Series P, Nos. 1B, 2B, 3B and 4B, Series Q, Nos. 9 and 10 and Series R. The bonds outstanding on the date hereof to which said
             Section 1 applies are Series K, P, Q and R.

                                     ARTICLE III

                 Section 1. The provisions of this supplemental indenture shall be effective from and after the execution hereof; and the Indenture, as hereby modified and amended, shall remain in full force and effect.

                 Section 2. Each holder or registered owner of a bond of any series not now outstanding which shall be authenticated by the Trustee and issued by the Company under the Indenture (as hereby amended) subsequent to the execution of this supplemental indenture and of any coupon pertaining to any such bond, by the acquisition, holding or ownership of such bond and coupon, thereby consents and agrees to, and shall be bound by, the provisions of this supplemental indenture.

                 Section 3.  Each reference in  the Indenture, or in this
             supplemental indenture, to any article, section, term or provision of the Indenture shall mean and be deemed to refer to such article, section, term or provision of the Indenture, as hereby modified and amended, except where the context otherwise indicates.

                 Section 4. All the covenants, provisions, stipulations and agreements in this supplemental indenture contained are and shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns, and of the holders and registered owners from time to time of the bonds and of the coupons issued and outstanding from time to time under and secured by the Indenture, as hereby modified and amended.

                 This supplemental  indenture  has  been  executed  in  a
             number of identical counterparts, each of which so executed shall be deemed to be an original.

                 At  the  time of  the  execution  of  this  supplemental
             indenture, the aggregate principal amount of all indebtedness outstanding, or to be presently outstanding, under and secured by the Indenture, as hereby modified and amended, is $580,130,000, consisting of and represented by First Mortgage Bonds of the Company of the following series:

                    Interest       Maturity                  Principal
             Series   Rate           Date                      Amount

              K      7 3/8         December 1, 2002        $35,500,000(a)
              No. 7  7 3/8         May 1, 2010               4,000,000
                     7.60          May 1, 2020               8,900,000
              No. 8  7.45          September 15, 2016       96,000,000
              P      7.92          May 15, 2007             53,000,000
                     8.55          May 15, 2027             33,000,000
              No. 1B 6 1/4         February 1, 2018         20,930,000
              No. 2B 6 1/4         February 1, 2018          2,400,000
              No. 3B 6 1/4         February 1, 2018          7,200,000
              No. 4B 6 1/4         February 1, 2018          7,400,000
              Q      5.95          June 15, 2000            61,500,000
                     6.32          June 15, 2003            62,000,000
              No. 9  5 3/4         December 1, 2023         50,000,000
              No. 10 Variable      November 1, 2024         52,300,000(b)
              R      7.55          June 1, 2025             50,000,000
              S      (c)           January 15, 2006         36,000,000(d)

             _________

             (a) To be paid and discharged not more than 90 days after issuance of Series S.

             (b) An additional $1,700,000 remains authorized to be issued.

             (c)    At the Interest Rate specified in the form of bond.

             (d) To be presently issued by the Company under the Indenture, as hereby modified and amended.

                 All  of said bonds of  Series K, Series  P, Series Q and
             Series R, respectively, were sold by the Company to, and upon the issue thereof were owned and held by, the corporations and partnerships whose names and residences are stated in the Supplemental Indentures dated December 1, 1972, May 15, 1992, June 15, 1993 and June 1, 1995, respec-
             tively, executed by the Company to the Trustees under said Indenture as heretofore modified and amended.

                 All of said bonds of Series No. 7  and Series No. 8 were
             heretofore issued, and upon the issuance thereof were held by, First Security National Bank and Trust Company, One First Security Plaza, Lexington, Fayette County, Kentucky 40507, as trustee (now succeeded by Bank One, Lexington, N.A.).

                 All  of  said  bonds   of  Series  No.   1B  through  4B
             inclusive, Series No. 9 and Series No. 10 were heretofore issued and delivered by the Company to, and upon the issuance thereof were held by, Bank One, Lexington, N.A., 201 East Main Street, Lexington, Fayette County, Kentucky 40507, as trustee.

                 The   Thirty-Six   Million  Dollars   ($36,000,000)   in
             principal amount of bonds of Series S proposed to be presently issued by the Company under the Indenture, as hereby modified and amended, are to be issued and delivered by the Company to, and upon the issuance thereof will be owned by, Goldman, Sachs & Co., 85 Broad Street, New York, New York and J.J.B. Hilliard, W.L. Lyons, Inc., 501 South Fourth Avenue, Louisville, Kentucky.

                 Section 5. The Company hereby gives, grants, bargains, sells, transfers, assigns, pledges, mortgages, warrants the title to and conveys unto the Trustee under the Indenture, upon the trusts and for the purposes of the Indenture, as hereby modified, the following described properties:

               FIRST: The  following described  electric substations  and switching stations of the Company located in Kentucky:

                    Item   1:   The  69   kV   switching   station   near
               Madisonville in Hopkins County.

                    Item 2: The 69 kV switching station near Pineville in Harlan County.

               SECOND:  The  following  described  electric  transmission lines of the Company located in Kentucky:

                    Item 1.  The 138  kV single  circuit steel  pole line
               extending  from  the  Ghent/Kenton   line  to  the  Butler
               Substation near Butler in Pendleton County.

                    Item 2. The 69 kV single circuit wood pole line extending from the Boyle County/Lancaster line to the Danville #582 Substation near Danville in Boyle County.

                    Item 3. The 69 kV single circuit extension from the Lake Reba/Paint Lick line to the Berea Substation near Berea in Madison County.

                    Item 4. The 138 kV single circuit extension from the Brown North/Higby Mill #2 line to the Clays Mill Substation near Lexington in Fayette County.

                    Item 5. The 69 kV single circuit wood pole line extending from the Rocky Branch/Pocket line near Liggett in Harlan County.

                    Item 6. The 69 kV single circuit wood pole line extending form the Lancaster/Dix line near Lancaster in Garrard County.

                    Item 7. The 69 kV single circuit wood pole line extending from the Cimarron Tap line to the Andalex
               Island  Mine   metering  structure  near  Madisonville  in
               Hopkins County.

               THIRD:   The  following  described  electric  transmission
             lines of the Company located in Virginia:

                    Item 1. The 34.5 kV single circuit wood pole line extending from the Dorchester/Andover 34.5 kV line to the Canepatch metering structure near Canepatch in Wise County.

                    Item 2. The 34.5 kV single circuit wood pole line extending form the Pardee Tap line to the new Potcamp metering structure near Potcamp in Wise County.

                    Item 3. The 69 kV single circuit wood pole line attending from the Imboden/Dorchester 69 kV line to the Bear Branch Substation near Norton in Wise County.

               FOURTH:   The  following  described  real  estate  of  the
             Company situated in Carroll County, Kentucky.

               Beginning at a point in the easterly line of a tract as conveyed to Harold Swango and recorded in Deed Book 98, Page 25, in the Carroll County Court Clerk s Office, said point being at the northwest corner of a tract as conveyed to Elizabeth O Neal by the will of T. W. O Neal, appearing of record in Will Book 9, Page 52, in the aforementioned County Clerk s Office, and said point having coordinate values of North 841.310'; West 6578.167 as related to the Control System for Kentucky Utilities Ghent Generating Station; thence with the east line of Swango North 20 deg. 37 min. 34 sec. West 1109.63 feet to a point in the south line of the Kentucky Utilities Company tract, said point being at the northeast corner of the Swango tract; thence leaving the line of Swango and with the southerly line of the Kentucky Utilities Company tract North 65 deg. 08 min. 21 sec. East 1991.24 feet to an iron pin; thence North 25 deg. 15 min. 24 sec. West 709.81 feet to an iron pin; thence North 81 deg. 36 min. 54 sec. East 1142.51 feet to an iron pin; thence South 25 deg. 40 min. 46 sec. East 197.82 feet to an iron pin; thence North 67 deg. 47 min. 06 sec. East 1080.39 feet to a point at the Northwest corner of a tract as conveyed to William Gex and Nancy E. Diuguid by deed dated 2 January, 1973 and of record in Deed Book 77, Page 490, and also deed dated 28 March, 1985 and of record in
               Deed Book 99, Page 71, in the aforementioned County Clerk s Office; thence leaving the southerly line of the Kentucky Utilities Company tract and with a fence, the westerly line of Diuguid South 21 deg. 11 min. 52 sec. East 2024.50 feet to a fence post; thence with a fence, the northerly line of Diuguid South 65 deg. 17 min. 23 sec. West 435.58 feet to a fence post; thence South 80 deg. 45 min. 36 sec. West 387.01 feet to a fence post; thence South 66 deg. 47 min. 38 sec. West 122.32 feet to a fence post; thence North 71 deg. 37 min. 54 sec. West
               68.18 feet to a fence post; thence South 79 deg. 15 min. 54 sec. West 111.53 feet to a fence post; thence South 70 deg. 40 min. 21 sec. West 704.83 feet to a wooden fence post in the east line of the previously mentioned O Neal tract; thence leaving the northerly line of Diuguid and with the easterly line of O Neal and a fence North 24 deg. 19 min. 03 sec. West 441.59 feet to a corner fence post; thence with the northerly line of O Neal and a fence South 79 deg. 46 min. 29 sec. West 760.53 feet to a fence post; thence South 81 deg. 24 min. 34 sec. West

               263.05 feet to a corner fence post; thence South 18 deg. 57 min. 54 sec. West 233.77 feet to a point; thence South 65 deg. 27 min. 56 sec. West 610.52 feet to a fence post; thence South 63 deg. 23 min. 46 sec. West 570.34 feet to the point of beginning and containing 149.185 acres, being the description set forth in that property line map of Fuller, Mossbarger, Scott and May, which is attached hereto and made a part hereof, and being the property acquired by the Company by deed dated July 20, 1995 and recorded in Deed Book 124, Page 273, Carroll County Court Clerk s Office.

               FIFTH: The following described real estate of the  Company situated in Fayette County, Kentucky:

               All of Parcel 1 of the Consolidation Minor Final Record Plat, Kentucky Utilities Company Lansdowne Substation Property of record in Plat Cabinet J, Slide 705, in the Office of the Fayette County Clerk being known and designated as a portion of Lansdowne-Merrick Park, Lexington, Fayette County, Kentucky, and being the property acquired by the Company by deed dated July 19, 1995 and recorded in deed Book 1797, Page 598, Fayette County Court Clerk s Office.

               SIXTH: The following described real estate of the  Company situated in Grayson County, Kentucky:

               BEGINNING at a stake in the east right of way of Wallace Avenue, thence N 63 degrees 00' 02" E, 153.24 feet to a stake, thence S 56 degrees 56' 55" E, 193.60 feet to a stake, thence S 18 degrees 36' 07" W 230.42 feet to a stake, thence N 71 degrees 30' 56" W, 155.56 feet to a stake in the east right of way of Wallace Avenue, thence along the meanders of Wallace Avenue N 17 degrees 51' 17" W 104.65 feet to a stake, thence N 23 degrees 26' 22" W
               114.65 feet to the point of beginning, containing 1.36 acres, more or less, as determined by a survey made August 12, 1994 by Clemons Lane Surveying, Inc. R.L.S. 2811, and being the property acquired by the Company by deed dated April 13, 1995 and recorded in Deed Book 252, Page 55, Grayson County Court Clerk s Office.

               SEVENTH:  The  following   decribed  real  estate  of  the
             Company situated in Harlan County, Kentucky:

                    Item 1: Beginning at a steel pin set in the line of the Cornelius property and at the northwest corner of the Jeffrey Howard property;

                    thence  N 11  50'31"  W, 670.87  feet to  a steel pin
               found on a spur, the northeast corner of the Cornelius property;

                    thence continuing up  the spur N 54  23'32" E, 276.42
               feet to a steel pin and cap set on top of the ridge between Coxs Branch and Rock Branch, said point has a blazed 24" oak tree as a witness;

                    thence with  the ridge between  Coxs Branch and  Rock
               Branch, S 83 32'34" E, 440.76 feet to a steel pin set on top of the ridge under a 500kv electric transmission line of the Kentucky Utilities Company and at the south right-of-way of an old electric transmission line which has been removed;

                    thence   with   the  south   right-of-way   of   said
               transmission line  which has been removed, S 12  34'42" E,
               881.45 feet to a steel pin in the center of Coxs Branch;

                    thence down and  with the center of Coxs Branch,  the
               following five courses: S 42 33' 28" W, 57.76 feet to a point in ledge rock in the center of Coxs Branch;

                    thence S  77  28'16"  W, 147.87  feet to  a point  in
               ledge rock in the center of Coxs Branch;

                    thence S  14  56'17" W, 24.63  feet a  point in ledge
               rock in the center of Coxs Branch;

                    thence S  82  37'  17" W, 92.73  feet to  a point  in
               ledge rock in the center of Coxs Branch;

                    thence  N 76   28'08" W,  40.84  feet  to a  point in
               ledge rock in the center of Coxs Branch, a common corner with Jeffrey Howard, a steel pin and cap witness on the bank bears N 10 26'35" E, 10.28 feet;

                    thence with the line of Jeffrey Howard, N 63   58'46"
               W,  440.17 feet  to  the point  of  beginning,  containing
               14.32 acres as surveyed by David A. Atwell, Kentucky Registered Surveyor, License Number 2063, June 16, 1995, and being the property acquired by the Company by deed dated August 10, 1995 and recorded in Deed Book 320, Page 37, Harlan County Court Clerk s Office.

                    Item 2. Beginning at a steel pin found in the north right-of-way of Kentucky Highway 72, at the southeast corner of the Cornelius property;

                    thence with the Cornelius property line N 11   38'28"
               W, 323.29 feet to a steel pin set this survey;

                    thence leaving the  Cornelius line and with the  line
               of a tract to be conveyed by Josh Howard to the Kentucky Utilities Company, S 63 58'46" E, 440.17 feet to a mark on ledge rock in the center of Coxs Branch, a steel pin witness set on the bank of Coxs Branch bears N 10 26'35" W, 10.28 feet;

                    thence down  and with the center  of Coxs Branch  the
               following six courses: N 71 13'01" W, 14.41 feet to a mark on ledge rock in the center of Coxs Branch;

                    thence S 72  01'34" W,  70.88 feet to a mark on ledge
               rock in the center of Coxs Branch;

                    thence S 69  04'11" W, 62.00 feet to a mark on  ledge
               rock in the center of Coxs Branch;

                    thence S 58  08'49" W, 78.43  feet to a mark on ledge
               rock in the center of Coxs Branch;

                    thence  S 62  54'14" W, 48.59 feet to a mark on ledge
               rock in the center of Coxs Branch;

                    thence S 53  30'25" W, 63.73 feet  to a steel pin set
               in the center of Coxs Branch at the north right-of-way of Kentucky Highway 72;

                    thence with  the said  right-of-way N  60  17'26"  W,
               34.83 feet to the point of beginning, containing 1.28 acres by survey of David A. Atwell, Kentucky Registered Surveyor License Number 2063, June 16, 1995, and being the property acquired by the Company by deed dated August 10, 1995 and recorded in Deed Book 320, Page 41, Harlan County Court Clerk s Office.

               EIGHTH:  The  following  described  real  estate  of   the
             Company situated in McCracken County, Kentucky:

               Beginning at a point which is the intersection of the centerline of the Woodville-Heath Road (KY 725) with the east R/W line of Rice Springs Road (KY 995); thence S 15 degrees 00' W 662.00 feet along the east R/W line of Rice Springs Road to a point; thence S 70 degrees 00' E 425.6 feet to an iron pin, said iron pin being the northeast corner of Grantee s 100' x 100' substation lot and also the "true" point of beginning for this survey; thence

                    1. S 20 degrees 00' W 100.00 feet along the east side of Grantee s lot to an iron pin;

                    2. N 70 degrees 00' W 100.00 feet along the south side of Grantee s lot to an iron pin;

                    3. S 20 degrees 00' W 22.47 feet along a line common to the Grantors property to an iron pin;

                    4. S 71 degrees 37' 49" E 150.06 feet along a line common to the James E. Beasley, Jr., property to an iron pin;

                    5. N 20 degrees 00' E 118.20 feet along a line common to Grantors property to an iron pin;

                    6. N 70 degrees 00' W 50.00 feet along a line common to Grantors property to the "true" point of beginning, containing .185 acres, and being the property acquired by the Company by deed dated June 19, 1995 and recorded in Deed Book 834, Page 836, McCracken County Clerk's Office.

               IN WITNESS WHEREOF, said Kentucky Utilities Company has caused this instrument to be executed in its corporate name by its President or a Vice President and its corporate seal to be hereunto affixed and to be attested and countersigned by its Secretary, and said First Trust of Illinois, National Association, for the purpose of entering into and joining with the Company in the execution of this supplemental indenture, has caused this instrument to be executed in its corporate name by one of its Vice Presidents and its corporate seal to be hereunto affixed and to be attested by one of its Vice Presidents, Assistant Vice Presidents or Trust Officers, and said Frank Sgaraglino, for the purpose of entering into and joining with the Company in the execution of this supplemental indenture, has signed and sealed this instrument; all as of the day and year first above written.


                                        KENTUCKY UTILITIES COMPANY


                                        By        /s/ O. M. Goodlett
                                                  O. M. Goodlett
                                              Senior Vice President

            Attest:     /s/ George S. Brooks II
                        George S. Brooks II
                        General Counsel
                         and Secretary                    (Corporate Seal)



                                        FIRST TRUST OF ILLINOIS, NATIONAL
                                             ASSOCIATION



                                        By   /s/ Steven E. Charles
                                             Steven E. Charles
                                             Vice President



          Attest:  /s/ Larry Kusch
                   Larry Kusch
                   Asst. Vice President
                                                           (Corporate Seal)



                                        /s/ Frank Sgaraglino
                                        FRANK SGARAGLINO
                                                                      (Seal)

          Commonwealth of Kentucky )
                                   ) ss:
          County of Fayette        )

               I, Rella M. Evans, a Notary Public in and for said County in the Commonwealth aforesaid, do hereby certify that O. M. Goodlett, Senior Vice President of Kentucky Utilities Company, a Kentucky and Virginia corporation, and George S. Brooks II, General Counsel and Secretary of said corporation, who are both personally known to me to be the same persons whose names are subscribed to the foregoing instrument as such officers of said corporation, and who are both personally known to me to be such officers, appeared before me this day in person and severally acknowledged before me that they signed, sealed and delivered said instrument as their free and voluntary act as such officers, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth; and said O. M. Goodlett, upon oath, acknowledged himself to be Senior Vice President of said corporation and that, as such officer, being authorized so to do, he executed said instrument for the purposes therein contained, by signing the name of said corporation thereto by himself as such officer.

               Given under my hand and official seal this 18th day of January, 1996.


                                             /s/ Rella M. Evans
                                             Rella M. Evans
                                            Notary Public
          (Notarial Seal)
                               My commission expires: November  20, 1999

          State of Illinois        )
                                   ) ss:
          County of Cook           )

               I, David W. Traubert, a Notary Public in and for said County in the State aforesaid, do hereby certify that:

               (a) Steven E. Charles, a Vice President of First Trust of Illinois, National Association, a national banking association, and Larry Kusch, an Assistant Vice President of said association, who are both personally known to me to be the same persons whose names are subscribed to the foregoing instrument as such Vice
          President and Assistant Vice President of said association, and who are both personally known to me to be such officers, appeared before me this day in person and severally acknowledged before me that they signed, sealed and delivered said instrument as their free and voluntary act as such officers, and as the free and voluntary act and deed of said association, for the uses and purposes therein set forth; and said Steven E. Charles, upon oath, acknowledged himself to be a Vice President of said association and that, as such officer, being authorized so to do, he executed said instrument for the purposes therein contained, by signing the name of said association thereto by himself as such officer; and

               (b) Frank Sgaraglino, personally known to me to be the same person described in, and whose name is subscribed to, the foregoing instrument, appeared before me this day in person and acknowledged before me that he executed, signed, sealed and delivered said instrument as his free and voluntary act and deed, for the uses and purposes therein set forth.

               Given under my hand and official seal this 18th day of January, 1996.


                                        /s/ D. W. Traubert
                                        D. W. Traubert
                                        Notary Public

          (Notarial Seal)




               This instrument was prepared by George S. Brooks II, Esq., One Quality Street, Lexington, Kentucky 40507.


                                             /s/ George S. Brooks II
                                             George S. Brooks II

                              KENTUCKY UTILITIES COMPANY
                         DIRECTOR DEFERRED COMPENSATION PLAN

              (As Amended and Restated Effective As Of December 1, 1995)


                                      ARTICLE I

                                       Purpose

                    The Kentucky Utilities Company Director Deferred

          Compensation Plan (the "Plan") was established, effective June 1,

          1989, to provide eligible directors of Kentucky Utilities Company with the opportunity to defer some or all of the compensation which may be payable to them for services to be performed as members of the Board of Directors of Kentucky Utilities Company.

          The terms and conditions of the Plan, as amended and restated

          effective as of December 1, 1995, are set forth below.


                                      ARTICLE II

                                     Definitions

                    The following words and phrases shall have the meanings

          set forth below unless a different meaning is clearly required by the context:

                         (a)  Account:  The account maintained
                    for each Participant showing his or her
                    interest under the Plan which shall be
                    divided into Subaccount I and Subaccount II as provided in Section 4.1.

                         (b)  Accounting Date:  Each March 31,
                    June 30, September 30 and December 31 of each calendar year. The first Accounting Date under the Plan was June 30, 1989.

                         (c)  Beneficiary:  The person or persons
                    (natural or otherwise) designated, in
                    accordance with Section 5.4, to receive the distribution of a Participant's Account balance in the event of the Participant's death.

                         (d)  Board:  The Board of Directors of
                    the Company.

                         (e)  Committee:  The Compensation
                    Committee of the Board.

                         (f)  Company:  Kentucky Utilities
                    Company, a corporation organized and existing under the laws of the Commonwealth of Kentucky.

                         (g)  Compensation:  Any retainer and
                    meeting fees payable to the Director by the Company for services rendered as a member of the Board or any committee thereof.

                         (h)  Director:  Any member of the Board
                    on or after the Effective Date who is
                    separately compensated for his or her
                    services as a member of the Board.

                         (i)  Effective Date:  June 1, 1989.

                         (j)  Fair Market Value:  The closing
                    price of the Parent's Common Stock as
                    reported in the listing of the New York Stock
                    Exchange - Composite Transactions on a
                    specified date.

                         (k)  Parent:  KU Energy Corporation or
                    any successor thereto.

                         (l)  Participant:  A Director
                    participating in the Plan in accordance with the provisions of Section 3.2, or a former
                    Director whose Account balance under the Plan has not been paid in full.

                         (m)  Plan:  The Kentucky Utilities
                    Company Director Deferred Compensation Plan set forth in this instrument, as it may be amended from time to time.

                         (n)  Service:  An individual's service
                    on the Board and on the boards of the Parent or any Subsidiary.

                         (o)  Subsidiary:  An entity in which the
                    Company or the Parent directly or indirectly beneficially owns 50% or more of the voting securities.

                                     ARTICLE III

                            Eligibility and Participation

                    3.1  Eligibility:  Each member of the Board who was a

          Director on the Effective Date was eligible to participate in the

          Plan as of the Effective Date.  Each other Director shall be eligible to participate in the Plan as of the first day of the month next following the date he or she becomes a Director.

                    3.2  Participation:  A Director may elect to

          participate in the Plan effective as of the date the Director first becomes eligible to participate as provided in Section 3.1,

          or effective as of the January 1st of any calendar year beginning after such date, by filing written notice of such election with the Company prior to the effective date of such election.  Such notice shall be accompanied by (i) an election to defer

          Compensation as provided in Section 3.4, (ii) an election with respect to Account adjustments as provided in Section 4.3, and

          (iii) an election as to the method of payment as provided in

          Section 5.1.  Upon filing such election notice, the Director shall become a Participant in the Plan effective as of the date elected as permitted in this Section 3.2.

                    3.3  Crediting of Compensation:  Commencing on the

          effective date of a Participant's participation in the Plan and continuing during the period that Compensation is to be credited to the Participant's Account under the Plan, the Company shall defer payment of and credit to the Participant's Account all or such portion, as elected by the Participant under Section 3.4, of the Compensation that the Participant would have received for services rendered by the Participant during such period as a member of the Board but for his participation in the Plan, such credits to be made as provided in Section 4.2(b).

                    3.4  Election to Defer:  At the time a Director elects

          to become a Participant, the Director shall elect to have from

          10% to 100%, in specified multiples of 10%, of his or her

          Compensation for services rendered subsequent to the date the

          Director becomes a Participant deferred under the Plan and credited to his or her Account as provided in Section 3.3.  Such election shall remain in effect until changed or terminated as hereinafter provided.

                    A Participant may change his or her election under this

          Section 3.4 effective as of the January 1st of any calendar year with respect to Compensation for services to be rendered as a

          Director on or subsequent to such January 1st, by giving the

          Company written notice of such change prior to such January 1st.

          Any change may (i) increase or decrease, within the limits prescribed in the preceding paragraph, the portion of

          Compensation to be deferred and credited to the Participant's

          Account as provided in Section 3.3, (ii) terminate an election to defer Compensation under this Section 3.4 or (iii) resume the deferral of Compensation under the Plan within the limits

          prescribed in the preceding paragraph.  A change in the portion of Compensation deferred or the termination of a Participant's election to defer Compensation shall not entitle the Participant to receive payment of his or her Account balance, which shall be payable only as provided in Article V.

                    Any election or change in election under this

          Section 3.4 shall be made on a form provided or prescribed by the

          Company.


                                      ARTICLE IV

                                Participants' Accounts

                    4.1  Individual Accounts:  A separate Account shall be

          maintained by the Company on its books for each Participant.

          Such Account shall be divided into subaccounts to specifically identify the portion of the Account subject to adjustment under

          Section 4.3(a) ("Subaccount I") and the portion of the Account subject to adjustment under Section 4.3(b) ("Subaccount II").  As of January 1, 1995, each Participant's Account shall be allocated to Subaccount I unless the Participant has elected otherwise as of such date as provided in Section 4.3.  Subaccounts I and II may, in turn, be further subdivided into such subaccounts as the

          Company considers desirable for purposes of the administration of the Plan.

                    4.2  Accounting Procedures:  Each Participant's Account

          shall be adjusted as of each Accounting Date as follows and in the following order:

                         (a)  The amount of any transfer to or
                    from Subaccount I or Subaccount II of the Participant's Account, pursuant to a change in election or deemed election under Section 4.3, made as of the first day of the calendar quarter ending on such Accounting Date shall be added to or subtracted from, as the case may be, the applicable Subaccounts as of the first day of such calendar quarter.

                         (b)  Each Participant's Account shall
                    next be credited with the amount of
                    Compensation to be credited to his or her Account as provided in Section 3.3 during the calendar quarter ending on such Accounting Date. Credits shall be made as of the last business day of the respective calendar months in which such Compensation would have been paid to the Participant by the Company but for his or her participation in the Plan and shall be allocated to Subaccount I or Subaccount II in accordance with the Participant's election or deemed election as in effect as of the respective dates as of which the credits are made.

                         (c)  Each Participant's Account shall
                    next be charged as of such Accounting Date with the amount of any distributions under the Plan to the Participant or to his or her Beneficiary effective as of or prior to such Accounting Date.

                         (d)  Subaccount I of each Participant's
                    Account shall next be credited with the
                    amount equivalent to interest, as determined under Section 4.3(a), to be added to the Participant's Account as of such Accounting Date.

                         (e)  Subaccount II of each Participant's
                    Account shall next be adjusted upwards or downwards, as the case may be, in accordance with Section 4.3(b), to reflect the Fair Market Value of the hypothetical shares of Parent Common Stock allocated to Subaccount II of the Participant's Account as of such Accounting Date.

               4.3  Election With Respect to Subaccount Adjustments:

          Subaccount I and Subaccount II of a Participant's Account are

          subject to adjustment as provided in Section 4.2 as follows:

                         (a)  Subaccount I Adjustments.
                    Subaccount I of a Participant's Account shall be adjusted as of an applicable Accounting Date by the addition of an amount equivalent to interest. The interest equivalent to be credited as of an Accounting Date shall be equal to the interest that would be earned on the average of the balances in Subaccount I of the Participant's Account at the end of each calendar month during the calendar quarter ending on such Accounting Date, at a rate per annum which equals the average prime rate charged by banks as reported in the

                    Federal Reserve Bulletin published on or next prior to such Accounting Date.

                         (b)  Subaccount II Adjustments:
                    Subaccount II of a Participant's Account shall be adjusted as of an applicable Accounting Date occurring after December 31, 1994 to equal the Fair Market Value as of such Accounting Date (or, if the Accounting Date is not a trading date, as of the trading date next preceding such Accounting Date) of the number of hypothetical shares of Parent Common Stock allocated to Subaccount II of the Participant's Account as of such Accounting Date. The number of hypothetical shares of Parent Common Stock allocated to Subaccount II of a Participant's Account as of any date shall be equal to the number of shares of Parent Common Stock that would be allocated to the Account as of such date if
                    (i) the Compensation credited to the
                    Participant's Account to be allocated to Subaccount II was invested in the Parent's Common Stock at Fair Market Value on the trading day that is coincident with or next preceding the last day of the calendar month in which such Compensation would have been paid to the Participant but for participation in the Plan, (ii) any balance transferred effective as of January 1, 1995 from Subaccount I due to the one-time election permitted under the following provisions of this Section 4.3 was invested in the Parent's Common Stock at the average Fair Market Value on trading days during the month of December, 1994, (iii) cash dividends on the shares of Parent Common Stock treated as allocated to Subaccount II of the Participant's Account were automatically reinvested in the Parent's Common Stock at Fair Market Value on the trading day that is coincident with or next following the applicable dividend payment date, and (iv) any transfers to Subaccount I due to a change in election under Section 4.3 or any distributions from Subaccount II of the Participant's Account were made at Fair Market Value on the trading day that is coincident with or next preceding the effective date of such change of election or distribution of the number of hypothetical shares of Parent Common Stock needed to make such transfer or distribution, which hypothetical shares shall be subtracted from the number of shares treated as allocated to Subaccount II of the Participant's Account as of the effective date of the transfer or distribution.

                    At the time a Director elects to become a Participant

          or as of January 1, 1995, if later, the Director shall elect to have the Compensation thereafter deferred under Section 3.4 and credited to the Participant's Account allocated, in specified multiples of 10%, to Subaccount I or Subaccount II.  If a

          Director who is a Participant as of December 31, 1994 fails to make an election hereunder as of January 1, 1995, he shall be deemed to have elected to have Compensation deferred on or after

          January 1, 1995 allocated to Subaccount I.  A Participant's election or deemed election under this Section 4.3 shall remain in effect until changed as hereinafter provided.

                    A Participant may change his or her election or deemed

          election under this Section 4.3 effective as of the January 1st of any calendar year beginning on or after January 1, 1995 by giving the Company written notice of such change prior to such

          January 1st.  Any change shall direct that subsequent

          Compensation credits under Section 3.3 be allocated, in specified multiples of 10%, to Subaccount I or Subaccount II.  Such change shall be effective commencing with the January 1st elected and shall remain in effect until further changed as provided herein.

          In addition, a Director who is a Participant as of December 31,

          1994 may make a one-time election to have the Balance (as

          hereinafter defined) credited to the Participant's Account as of

          December 31, 1994 transferred, in specified multiples of 10%, to

          Subaccount II effective as of January 1, 1995.  For purposes of the preceding sentence, "Balance" shall mean the portion of the amount credited to the Participant's Account as of December 31,

          1994 attributable to Compensation deferred under the Plan

          subsequent to April 30, 1992 plus the interest equivalent

          credited to the Account in respect of such Compensation since

          April 30, 1992 through December 31, 1994.

                    Any election or change in election under this Section

          4.3 shall be made on a form provided or prescribed by the

          Company.

                    Notwithstanding the foregoing provisions of this

          Section 4.3, if a Participant terminates his or her Service and any portion of the balance credited to his or her Account is to be paid in accordance with Payment Method II or Payment Method

          III as provided in Section 5.1, any balance in Subaccount II of the Participant's Account shall be transferred by a deemed election to Subaccount I of the Participant's Account as of the

          day after the Accounting Date that is coincident with or next following the Participant's termination of Service.


                                      ARTICLE V

                               Distribution of Benefits

                    5.1  Termination For Reasons Other Than Death:  Within

          15 days after the Accounting Date coincident with or next

          following the date on which the Participant terminates his or her

          Service for any reason other than death (but not earlier than

          July 1, 1995 if a Participant made the one-time election

          permitted under Section 4.3 to transfer all or part of his or her

          Account to Subaccount II effective as of January 1, 1995) the

          Company shall pay, or commence to pay, to the Participant in cash the amount credited to his or her Account. Payment shall be made in accordance with Payment Method I, Payment Method II or Payment

          Method III, below, as elected by the Director:

                         (a)  Payment Method I - By payment in a
                    lump sum of the portion, if any, of the
                    amount credited to the Participant's Account as of the Accounting Date coincident with or next following the date on which the Participant terminates his or her Service which is to be paid pursuant to this Payment Method I.

                         (b)  Payment Method II - By payment in
                    quarterly installments, the number of which shall be the lesser of (i) 40 or (ii) the aggregate number of full calendar quarters during which compensation was credited to the Participant's Account under the Plan and to his or her account under any similar plan of the Parent or a Subsidiary (but not counting any such calendar quarter more than once) while an election with respect to this Payment Method II or a similar payment method under any such other plan was in effect. The amount of each installment shall be equal to the quotient obtained by dividing the portion, if any, of the balance credited to Participant's Account as of the Accounting Date coincident with or next preceding the date of such installment payment which is to be paid pursuant to this Payment Method II by the number of installment payments remaining to be made to such Participant at the time of such calculation.

                         (c)  Payment Method III - By payment in
                    annual installments, the number of which shall be the lesser of (i) 10 or (ii) the aggregate number of full calendar years (but not less than one) during which compensation was credited to the Participant's Account under the Plan and to his or her account under any similar plan of the Parent or a Subsidiary (but not counting any such calendar year more than once) while an election with respect to this Payment Method III or a similar payment method under any such other plan was in effect. The amount of each installment shall be equal to the quotient obtained by dividing the portion, if any, of the balance credited to Participant's Account as of the Accounting Date coincident with or next preceding the date of such installment payment which is to be paid pursuant to this payment Method III by the number of installment payments remaining to be made to such Participant at the time of such calculation.

          A method of payment shall be elected by the Director at the time the Director elects to become a Participant, which method of payment election shall remain in effect until changed as

          hereinafter provided.

               A Participant may change his or her payment method election under this Section 5.1 effective as of the January 1st of any calendar year beginning on or after January 1, 1996 by giving the

          Company written notice of such change prior to the January 1st as of which the change is to be effective.  A change in a payment method election, however, shall only be effective with respect to amounts credited to the Participant's Account attributable to

          Compensation deferred under the Plan for services to be rendered on or subsequent to such January 1st and while such change in payment method election shall remain in effect.  A change in payment method election shall remain in effect until further changed as provided herein.

                    An election or change in election as to the method of

          payment shall be made on a form provided or prescribed by the

          Company and once made shall be irrevocable with respect to amounts credited to the Participant's Account that are

          attributable to Compensation deferred under the Plan for services rendered during the period for which the payment method election or change thereof was in effect.

                    5.2  Death:  Upon the death of a Participant, whether

          before or after termination as a member of the Board, prior to the complete distribution of the balance credited to his or her

          Account, any undistributed amount credited to the Participant's

          Account as of the Accounting Date coincident with or next

          following the Participant's date of death shall be paid in cash in a lump sum to the Participant's Beneficiary within 15 days after such Accounting Date (but not earlier than July 1, 1995 if a Participant made the one-time election permitted under Section

          4.3 to transfer all or part of his or her Account to Subaccount

          II effective as of January 1, 1995).

                    5.3  Hardship Distribution:  With the written consent

          of the Committee, a Participant may withdraw, as of an Accounting

          Date prior to termination of Service, from the portion of his or her Account credited to Subaccount I as of such Accounting Date a cash amount not in excess of the balance credited to Subaccount I of the Participant's Account as of such Accounting Date.  The

          Committee, in its sole discretion, may consent to such withdrawal but only if the withdrawal is necessary, upon demonstration by or on behalf of the Participant, because of a substantial financial hardship of the Participant as a result of accident, illness or disability.  The Committee, in its sole discretion, shall

          determine the amount of such a distribution that is needed to meet the need created by the hardship.  Any such distribution shall be charged to the Participant's Account credited to

          Subaccount I and, in such manner as the Committee shall determine in its discretion, among any payment method subaccounts

          thereunder.

                    5.4  Beneficiary:  As used in the Plan, the term

          "Beneficiary" means:

                         (a)  The last person designated as
                    Beneficiary by the Participant in a written notice on a form prescribed by and filed with the Company;

                         (b)  If there is no designated
                    Beneficiary or if the person so designated shall not survive the Participant, such Participant's spouse; or

                         (c)  If no such designated Beneficiary
                    and no such spouse is living upon the death of a Participant, or if all such persons die prior to the full distribution of the Participant's Account, then the legal representative of the last survivor of the Participant and such persons, or, if the Company shall not receive notice of the appointment of any such legal representative within one year after such death, the heirs-at-law of such survivor (in the proportions in which they would inherit his intestate personal property) shall be the Beneficiaries to whom the then remaining balance of the Participant's Account shall be distributed.

          Any Beneficiary designation may be changed from time to time by like notice similarly delivered.  No notice given under this

          Section shall be effective unless and until the Company actually receives such notice and enters it in its records.


                                      ARTICLE VI

                                Financing of Benefits

                    The Plan shall be a nonqualified and unfunded plan.

          Benefit payments under the Plan shall represent an unsecured general obligation of the Company and shall be paid by the

          Company from its general assets.  No special fund or trust shall be created or held for the financing of benefits under the Plan.

                                     ARTICLE VII

                                 Facility of Payment

                    Whenever a person entitled to receive any payment under

          the Plan is a person under legal disability or a person not adjudicated incompetent but who, by reason of illness or mental or physical disability, is in the opinion of the Committee unable properly to manage his or her affairs, then such payments shall be paid in such of the following ways as the Committee deems best:  (a) to such person directly; (b) to the legally appointed guardian or conservator of such person; (c) to some relative or friend of such person for his or her benefit; (d) for the benefit of such person in such manner as the Committee considers

          advisable.  Any payment made in accordance with the provisions of this Article shall be a complete discharge of any liability for the making of such payment under the Plan, and the distributee's receipt shall be a sufficient discharge to the Company.


                                     ARTICLE VIII

                                    Administration

                    The Plan shall be administered by the Compensation

          Committee of the Board.  The Committee shall have such duties and powers as may be necessary to discharge its duties hereunder,

          including, but not by way of limitation, to construe and

          interpret the Plan, decide all questions of eligibility and determine the amount and time of payment of benefits hereunder.

          The Committee shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided under the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan. No

          Participant who is a member of such Committee may vote on any question relating specifically to himself or herself.


                                      ARTICLE IX

                                    Miscellaneous

                    9.1  Other Agreements.  The Plan shall not affect in

          any way the rights or obligations of a Director under any

          deferred compensation or other agreement between the Director and the Company or the Parent, including, but not limited to, the

          KU Energy Corporation Director Retirement Retainer Program or the

          Kentucky Utilities Company Director Retirement Retainer Program.

                    9.2  Successors.  The Company shall require any

          successor (whether direct or indirect, by purchase, merger,

          consolidation, reorganization or otherwise) to all or

          substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Plan in the same manner and to the same extent the Company would be  required to perform if no such succession had taken place.  This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale,

          merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Plan), and the heirs, executors and

          administrators of each Director.

                    9.3  Interests Not Transferable.  No person shall have

          any right to commute, encumber, pledge or dispose of any right to receive payments hereunder, nor shall such payments be subject to seizure, attachment or garnishment for the payments of any debts,

          judgments, alimony or separate maintenance obligations or be transferable by operation of law in the event of bankruptcy,

          insolvency or otherwise, all payments and rights hereunder being expressly declared to be nonassignable and nontransferable.

                    9.4  Amendment and Termination.  The Plan may be

          amended from time to time or terminated by the Board at any time,

          but no amendment or termination may adversely affect the rights of any person without his or her prior written consent.

                    9.5  Applicable Law.  This Plan shall be construed in

          accordance with and governed by the laws of the Commonwealth of

          Kentucky.

                    9.6  Notices.  For all purposes of this Plan, all

          communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid,

          addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to a

          Participant at his or her principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                    9.7  Severability:  Each section, subsection and lesser

          section of this Plan constitutes a separate and distinct undertaking, covenant and/or provision hereof. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law.

          In the event that any provision of this Plan shall finally be determined to be unlawful, such provision shall be deemed severed from this Plan, but every other provision of this Plan shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intention of the parties hereto to the extent permissible under law.

                    9.8  Withholding of Taxes:  The Company may withhold

          from any amounts payable under this Plan all federal, state, city and other taxes as shall be legally required.

                    IN WITNESS WHEREOF, Kentucky Utilities Company has

          caused this instrument to be executed in its name by its Chairman of the Board and Chief Executive Officer and its Corporate Seal to be hereunto affixed, attested by its Secretary, on this day of January, 1996.


                                             KENTUCKY UTILITIES COMPANY




                                             By /s/ Michael R. Whitley
                                               Chairman, President and
                                               Chief Executive Officer


          [Corporate Seal]


          ATTEST:



           /s/ George S. Brooks II
                 Secretary


                                                                                    EXHIBIT 12

                                     KENTUCKY UTILITIES COMPANY

                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




      Year Ended December 31,             1995       1994        1993       1992        1991
                                                                 (in thousands except ratios)

      Earnings
         Net Income                  $ 76,842   $  77,512   $ 81,286   $  76,298   $ 84,755
      Adjustments
         Fixed charges                 40,116      34,558     32,899      40,965     38,185
         Income taxes
         Current Federal               23,597      37,058     35,893      30,838     37,241
         Current State                  5,134       8,812      9,484       7,951      9,252
         Deferred Federal--Net         12,165      (1,114)     2,837       2,269        570
         Deferred State--Net            3,845          13         71         561        160
         Deferred investment
           tax credit--Net                (71)        (86)      (107)       (130)      (654)
         Income taxes included
           in Other Income
           and Deductions
         Current Fed and State          1,044       1,881     (2,616)       (224)     2,085
         Deferred Fed and State          (508)       (458)     2,817       1,144       (458)
         Amortization of
           investment credit           (4,024)     (4,024)    (4,024)     (4,019)    (3,723)
         Undistributed income of
           Electric Energy, Inc            99         (39)       (38)        (53)         5


           Total Earnings            $158,239   $ 154,113   $158,502   $ 155,600   $167,418

      Fixed Charges
         Int on long-term debt       $ 36,095   $  32,147   $ 31,650   $  39,571   $ 36,559
         Other interest charges         4,021       2,411      1,249       1,394      1,626

           Total Fixed Charges       $ 40,116   $  34,558   $ 32,899   $  40,965   $ 38,185


      Ratio of Earnings
        to Fixed Charges                 3.94        4.46       4.82        3.80       4.38

      ____________

      Note--Rentals are not material and have not been included in fixed charges.
                                            -162-

                                                                     EXHIBIT 21


                             KENTUCKY UTILITIES COMPANY

                                LIST OF SUBSIDIARIES






     Electric Energy, Inc., an Illinois corporation--KU owns 20% of EEI's common stock.

                                                                     EXHIBIT 23


                      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS






          As independent public accountants, we hereby consent to the incorporation by reference in the previously filed Form S-8 Registration Statements of KU Energy Corporation and Kentucky Utilities Company (File Nos. 33-44234 and 33-57087) of our report dated January 29, 1996, included in Kentucky Utilities Company's Form 10-K for the year ended December 31, 1995.




                              /s/ Arthur Andersen LLP
                              Arthur Andersen LLP

     Chicago, Illinois
     March 8, 1996

[ARTICLE] UT
[LEGEND]
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE BALANCE SHEET AS OF DECEMBER 31, 1995 AND THE STATEMENTS OF INCOME AND CASH FLOWS FOR THE PERIOD ENDED DECEMBER 31, 1995 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FORM 10-K ANNUAL REPORT.
[/LEGEND]
[MULTIPLIER] 1,000

[PERIOD-TYPE]                   YEAR
[FISCAL-YEAR-END]                          DEC-31-1995
[PERIOD-END]                               DEC-31-1995
[BOOK-VALUE]                                  PER-BOOK
[TOTAL-NET-UTILITY-PLANT]                    1,458,062
[OTHER-PROPERTY-AND-INVEST]                     11,957
[TOTAL-CURRENT-ASSETS]                         154,033
[TOTAL-DEFERRED-CHARGES]                        35,936
[OTHER-ASSETS]                                       0
[TOTAL-ASSETS]                               1,659,988
[COMMON]                                       308,140
[CAPITAL-SURPLUS-PAID-IN]                        (594)
[RETAINED-EARNINGS]                            268,991
[TOTAL-COMMON-STOCKHOLDERS-EQ]                 576,537
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                     40,000
[LONG-TERM-DEBT-NET]                           545,980
[SHORT-TERM-NOTES]                              55,600
[LONG-TERM-NOTES-PAYABLE]                            0
[COMMERCIAL-PAPER-OBLIGATIONS]                       0
[LONG-TERM-DEBT-CURRENT-PORT]                       21
[PREFERRED-STOCK-CURRENT]                            0
[CAPITAL-LEASE-OBLIGATIONS]                          0
[LEASES-CURRENT]                                     0
[OTHER-ITEMS-CAPITAL-AND-LIAB]                 441,850
[TOT-CAPITALIZATION-AND-LIAB]                1,659,988
[GROSS-OPERATING-REVENUE]                      686,430
[INCOME-TAX-EXPENSE]                            44,670
[OTHER-OPERATING-EXPENSES]                     533,216
[TOTAL-OPERATING-EXPENSES]                     577,886
[OPERATING-INCOME-LOSS]                        108,544
[OTHER-INCOME-NET]                               8,305
[INCOME-BEFORE-INTEREST-EXPEN]                 116,849
[TOTAL-INTEREST-EXPENSE]                        40,007
[NET-INCOME]                                    76,842
[PREFERRED-STOCK-DIVIDENDS]                      2,256
[EARNINGS-AVAILABLE-FOR-COMM]                   74,586
[COMMON-STOCK-DIVIDENDS]                        63,250
[TOTAL-INTEREST-ON-BONDS]                       36,095
[CASH-FLOW-OPERATIONS]                         149,059
[EPS-PRIMARY]                                        0<F1>
[EPS-DILUTED]                                        0<F1>

<F1>ALL OUTSTANDING COMMON STOCK OF KENTUCKY UTILITIES COMPANY IS HELD BY ITS
PARENT COMPANY, KU ENERGY CORPORATION. THEREFORE, EARNINGS PER SHARE IS NOT APPLICABLE.

                                                                   EXHIBIT 99.A


                             DESCRIPTION OF COMMON STOCK

     General. The authorized capital stock of KU consists of 5,300,000 shares of Preferred Stock, cumulative, without par value, issuable in series, of which 37,817,878 shares were outstanding at December 31, 1995, 2,000,000 shares of Preference Stock, cumulative, without par value, issuable in series, and 80,000,000 shares of Common Stock, without par value of which 37,817,878 shares were outstanding (all of which were held by KU Energy) at December 31, 1995. No shares of Preference Stock are issued or outstanding.

     The following statements, unless the context otherwise indicates, are brief summaries of the substance or general effect of certain provisions of KU's Restated Articles of Incorporation and resolutions and amendments establishing series of Preferred Stock (collectively, the Articles) and of KU's Mortgage Indenture, as amended, securing its first mortgage bonds (Indenture). The statements make use of defined terms, are not complete and do not give effect to statutory or common law.

     Dividend Rights. The Board of Directors of KU may declare dividends on the Common Stock out of any surplus or net profits of KU legally available for the purpose, provided full cumulative dividends on the Preferred Stock and the Preference Stock for the current and all past quarterly dividend periods shall have been paid or declared and set apart for payment and KU is not in arrears in its sinking fund obligations in respect of any shares of Preferred Stock or Preference Stock.

     Limitations on Dividends on Common Stock. The Indenture provides that, so long as certain currently outstanding series of First Mortgage Bonds are outstanding, KU will not declare or pay any dividends on its Common Stock or make any other distribution on or purchase any of its Common Stock unless the amounts expended by KU for maintenance and repairs and provided for depreciation subsequent to April 30, 1947, plus KU's earned surplus (retained earnings) for such period and remaining after any such payment, distribution or purchase, shall aggregate not less than 15% of the gross operating revenues of KU for the period. The Articles provide, in effect, that, so long as any of the Preferred Stock is outstanding, the total amount of all dividends or other distributions on Common Stock and purchases of such stock that may be paid or made during any 12-month period shall not exceed (a) 75% of the "net income available for dividends on common stock" if the ratio of "common stock equity" to "total capital" (each as defined) of KU shall be 20% to 25%, or (b) 50% of such net income if such ratio shall be less than 20%. When such ratio is 25% or more, no such dividends, distributions or purchases may be paid or made which would reduce such ratio to less than 25% except to the extent permitted by clauses (a) and (b) above. As of December 31, 1995, no amount of retained earnings was restricted under the Indenture or Articles.

     Voting Rights. Each share of Common Stock is entitled to one vote on each matter voted on at stockholders' meetings, except as otherwise provided in the Articles, and to cumulative voting rights in the election of directors. Shares of Preferred Stock and Preference Stock are not entitled to vote for the election of directors or in respect of any other matters, except as expressly provided in the Articles or as may be required by law. The Articles give to holders of Preferred Stock and Preference Stock certain special voting rights designed to protect their interest with respect to specified corporate action. In addition, in certain events relating to dividends in default on Preferred Stock, holders of Preferred Stock as a class are entitled to elect a majority of the full Board of Directors; and in certain events relating to dividends in default on the Preference Stock, holders of Preference Stock as a class are entitled to elect two directors.

     Liquidation Rights. Upon the liquidation or dissolution of KU, the holders of Preferred Stock and the Preference Stock are entitled to be paid designated amounts out of the net assets of KU in preference to the Common Stock. After such payment to holders of Preferred Stock and Preference Stock, the remaining assets and profits shall be distributed to the holders of Common Stock.

     Board of Directors. KU's Bylaws provide for a Board of Directors comprised of from nine to eleven members as determined from time to time by the Board. The Board currently has eleven members. KU's Articles provide for the classification of the Board of Directors into groups with directors being elected for three-year terms subject to certain rights of holders of Preferred Stock and Preference Stock to elect directors.

     Preemptive  Rights.   Holders of  KU's Stock have  no preemptive  right to
     subscribe for stock or securities of KU.

     Call of Special Meetings. KU's Articles provide that no meeting of shareholders (except for certain meetings called by holders of Preferred Stock or Preference Stock) may be called by shareholders unless called by the holders of at least 51 percent of all the votes entitled to be cast on each issue proposed to be considered at the special meeting.

     Miscellaneous.   The outstanding  shares of Common  Stock of  KU are fully
     paid and non-assessable.

     Under Kentucky and Virginia law, KU may amend the Articles to increase, decrease or adjust its capital stock or any class thereof or otherwise amend any provision of the Articles or any amendment thereto, in the manner permitted by law, subject, however, to the limitations prescribed in the Articles; and all rights conferred on stockholders in the Articles or any amendment thereto are subject to the foregoing.

     The Transfer Agents of the Common Stock are Illinois Stock Transfer Company, Chicago, Illinois, and Harris Trust and Savings Bank, Chicago, Illinois; and the Registrar is Harris Trust and Savings Bank, Chicago, Illinois.

                                                                    EXHIBIT 99.B

  Shareholders may vote either in person or by duly authorized proxy. The giving of a proxy will not prevent a shareholder from voting in person at the meeting. A proxy may be revoked by a shareholder at any time prior to the voting thereof by giving written notice to the Secretary of the Company prior to such voting. All shares entitled to vote and represented by effective proxies on the enclosed form, received by the Company, will be voted at the meeting (or any adjourned session thereof) in accordance with the terms of such proxies.

  Each Participant in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan (the "Reinvestment Plan"), Kentucky Utilities' Employee Stock Ownership Plan (the "ESOP") or the Kentucky Utilities Employee Savings Plan (the "Savings Plan") will receive a form of proxy by which such Participant may direct the agent or trustee under such Plans as to the manner of voting shares credited to the Participant's accounts under such Plans. Shareholders of record who are participants in the Reinvestment Plan will receive only one form of proxy for their certificated shares and those shares which they may have acquired through reinvested dividends. A Participant of any of such Plans wishing to vote in person at the meeting may obtain a proxy for shares credited to his account under such Plans by making a written request therefor by April 8, 1996, as follows: for the Reinvestment Plan, to George S. Brooks II, Secretary of the Company, at the address stated on page 1; for the ESOP, to Banc One Kentucky, PO Box 32500, Louisville, Kentucky 40232, Attention: Barbara
J. Steele, Trust Investment Division; and for the Savings Plan, to National City Bank, Kentucky, PO Box 36010, Louisville, Kentucky 40233, Attention:
Judith E. Meany.

                             Election of Directors

              WARREN W. ROSENTHAL, who has served as a director of the Company since 1991 and of Kentucky Utilities Company since 1976, will
  [PHOTO] not stand for re-election at the 1996 Annual Meeting of Shareholders in accordance with the Board of Directors' retirement policy. The Company expresses its appreciation to Mr. Rosenthal for his substantial contribution and his years of dedicated service as a director.

  General. Five directors are to be elected at the meeting. Barring unforeseen circumstances and in the absence of contrary directions, the proxies solicited herewith will be voted for the election of Mira S. Ball, Carol M. Gatton, Frank
V. Ramsey, Jr., Charles L. Shearer and Lee T. Todd, Jr. as directors of the Company, to hold office until the 1999 Annual Meeting of Shareholders of the Company or, in the case of Mr. Gatton, until the 1998 Annual Meeting of Shareholders, or in each case until their respective successors shall have been duly elected and qualified. The proxies may also be voted for a substitute nominee or nominees in the event any one or more of said persons shall be unable to serve for any reason or be withdrawn from nomination, an occurrence not now anticipated. Except as otherwise indicated, each nominee has been engaged in his present principal occupation for at least the past five years. All information regarding share ownership is as of January 31, 1996.

  The following information is given with respect to the nominees for election as directors:

              MIRA S. BALL, 61, is Secretary-Treasurer and Chief Financial Officer of Ball Homes, Inc., a single-family residential
  [PHOTO] developer and property management company. She has been a director of the Company and Kentucky Utilities since 1992. Ms. Ball beneficially owns 5,986 shares of Common Stock of the Company.

              CAROL M. GATTON, 63, is Chairman of Area Bancshares, Inc., a bank holding company in Owensboro, Kentucky. He is also involved
  [PHOTO] in real estate ventures and automobile dealerships. Mr. Gatton beneficially owns 1,000 shares of Common Stock of the Company.

              FRANK V. RAMSEY, JR., 64, is President and Director of Dixon Bank, Dixon, Kentucky, and a farm owner and operator. He has
  [PHOTO] been a director of the Company since 1991 and a director of Kentucky Utilities since 1986. Mr. Ramsey beneficially owns 1,400 shares of Common Stock of the Company.

              CHARLES L. SHEARER, PH.D., 53, is President of Transylvania University, Lexington, Kentucky. He has been a director of the
  [PHOTO] Company since 1991 and a director of Kentucky Utilities since 1987. Dr. Shearer beneficially owns 1,389 shares of Common Stock of the Company which include 200 shares held solely by his wife and 14 shares held by his children.

              LEE T. TODD, JR., PH.D., 49, is President and Chief Executive Officer of DataBeam Corporation, a Kentucky-based high
  [PHOTO] technology firm. He was elected a director of the Company and Kentucky Utilities in August of 1995 when the number of positions on the Boards was increased. Dr. Todd beneficially owns 500 shares of the Common Stock of the Company.

  Information with respect to those directors whose terms are not expiring is as follows:

              HARRY M. HOE, 70, is President and a director of J. R. Hoe & Sons, Inc., Middlesboro, Kentucky, a foundry and casting
  [PHOTO] company. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1979. Mr. Hoe beneficially owns 15,794 shares of Common Stock of the Company which include 5,088 shares held solely by his wife. His term expires in 1998.

              MILTON W. HUDSON, 68, has been an economic consultant (Washington, DC) since 1991. He was Managing Director and Senior
  [PHOTO] Economic Advisor of Morgan Guaranty Trust Company of New York from January 1990 until his retirement in June 1991. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1990. Mr. Hudson beneficially owns 1,142 shares of Common Stock of the Company. His term expires in 1997.

              JOHN T. NEWTON, 65, retired in 1995 as Chairman of the Board and Chief Executive Officer of the Company and Kentucky Utilities, a
  [PHOTO] position he had held since 1987. He had also been President of these companies from 1987 to November 1, 1994. Mr. Newton has been a director of the Company since 1988 and a director of Kentucky Utilities since 1974. He beneficially owns 32,653 shares of Common Stock of the Company which include 7,668 shares held jointly with his wife and 5,000 shares held solely by his wife. His term expires in 1997.

              WILLIAM L. ROUSE, JR., 63, was Chairman of the Board and Chief Executive Officer and a director of First Security Corporation
  [PHOTO] of Kentucky, a multi-bank holding company, prior to his retirement in 1992. Mr. Rouse is a director of Ashland, Incorporated. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1989. Mr. Rouse beneficially owns 1,000 shares of Common Stock of the Company. In addition, Mr. Rouse's account under the Directors Deferred Compensation Plan described below has the equivalent of 2,186 shares of Common Stock. His term expires in 1997.

              MICHAEL R. WHITLEY, 53, was elected Chairman, President and Chief Executive Officer of the Company and Kentucky Utilities on
  [PHOTO] August 1, 1995. He had been President and Chief Operating Officer of the Company and Kentucky Utilities since November 1, 1994. He was Executive Vice President of these companies from August 1, 1994 to November 1, 1994. Before this period, he had been a Senior Vice President of the Company since 1988 and of Kentucky Utilities since 1987. Mr. Whitley was Secretary of the Company from 1988 until 1992 and of Kentucky Utilities from 1978 until 1992. Mr. Whitley is a director of LFS Bancorp Inc. and its wholly owned subsidiary, Lexington Federal Savings Bank. Mr. Whitley has been a director of the Company and Kentucky Utilities since 1992. Mr. Whitley beneficially owns 24,122 shares of the Common Stock of the Company which include 6,300 shares held jointly with his wife and 337 shares held solely by his wife. His term expires in 1998.

  Voting Securities Beneficially Owned by Directors, Nominees and Executive Officers. The directors, nominees and executive officers of the Company and Kentucky Utilities owned beneficially at January 31, 1996 an aggregate of 181,707 shares of Common Stock of the Company, representing in the aggregate
 .5% of such stock.

  Meetings and Committees of the Board of Directors. All members of the Company's Board of Directors are currently members of Kentucky Utilities' Board of Directors. The Board of Directors of the Company and the Board of Directors of Kentucky Utilities have each established six committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Finance Committee, the Long-Range Planning Committee, and the Nominating and Corporate Governance Committee. Committee members are the same for committees of the Company and committees of Kentucky Utilities.

  During 1995, the Board of Directors of the Company held 19 meetings (including Committee meetings), and the Board of Directors of Kentucky Utilities held 22 meetings (including Committee meetings).

  During 1995, each current director attended 100% of the meetings of the Company's and Kentucky Utilities' Board of Directors and applicable committee meetings.

  The members of the Executive Committee are Messrs. Newton, Rosenthal, Rouse, Shearer and Whitley. Neither the Company's nor Kentucky Utilities' Executive Committee met during 1995. The Executive Committee has the full power of the Board between meetings of the Board, except as provided by law.

  The members of the Audit Committee are Ms. Ball and Messrs. Hoe, Hudson and Rouse. The Company's Audit Committee met two times in 1995 as did the Kentucky Utilities' Audit Committee. The Audit Committee selects and engages (and may discharge) the Company's independent auditors; approves or disapproves each professional service or type of service to be provided by the auditors; meets with the auditors regarding the scope and results of the annual audit and of internal accounting procedures and practices; reviews any recommendations which may be made by the independent auditors; and generally exercises supervision over all matters relating to audit functions, making periodic reports to the Board.

  The members of the Compensation Committee are Messrs. Ramsey, Rosenthal and Rouse. The Company's Compensation Committee met three times in 1995 and the Kentucky Utilities' Compensation Committee met five times. The Compensation Committee reviews compensation for all officers, directors' fees and fees paid to directors for membership on the various committees of the Board; makes recommendations to the Board at least annually with respect to appropriate levels of compensation and fees and administers certain benefit plans.

  The members of the Finance Committee are Messrs. Hudson, Ramsey, Rosenthal and Shearer. The Company's Finance Committee met one time in 1995 and the Kentucky Utilities' Finance Committee met twice in 1995. The Finance Committee monitors and reviews financing programs and capital structure of the Company, reviews the Company's cash position in order to establish programs for the proper investment of amounts determined to be available for such purpose from time to time, and reports to the Board at least annually concerning its activities, or, when appropriate, makes recommendations which the committee deems appropriate for action to be taken by the Board.

  The members of the Long-Range Planning Committee are Messrs. Ramsey, Rosenthal, Rouse, Shearer and Todd. The Company's Long-Range Planning Committee met once in 1995 as did the Kentucky Utilities Long-Range Planning Committee. The Long-Range Planning Committee makes recommendations to the Board with respect to the Company's future strategy.

  Performance Graph. The following performance graph compares the performance for the last five years of the Company's Common Stock (or for periods prior to December 1, 1991, Kentucky Utilities' Common Stock) to the S&P 500 Index and the index of investor-owned electric and combination electric and natural gas utilities reported by Edison Electric Institute (the "EEI Index"). The graph gives total shareholder return in each case assuming $100 invested at December 31, 1990 and the reinvestment of all dividends. Following the graph is a chart giving the same information.

                       [PERFORMANCE GRAPH APPEARS HERE]

                              Shareholder Returns
                             (Dividends Reinvested)

                                                  DECEMBER 31,
                                 -----------------------------------------------
                                  1990    1991    1992    1993    1994    1995
                                 ------- ------- ------- ------- ------- -------
KU Energy....................... $100.00 $142.00 $153.40 $166.87 $165.22 $194.85
EEI Index.......................  100.00  128.87  138.69  154.11  136.28  178.55
S&P 500 Index...................  100.00  130.47  140.41  154.56  156.60  215.45

  Directors' Compensation. Each director of the Company is also a director of its principal subsidiary, Kentucky Utilities. Each director who is not an employee of the Company or Kentucky Utilities is paid an annual retainer of $20,000. This retainer is reduced by any retainer paid from a Company subsidiary. Kentucky Utilities pays non-employee directors an annual retainer of $15,000. Thus, the net annual Company retainer paid to such directors is $5,000 but the aggregate paid for serving on both Boards is $20,000.

  In addition to an annual retainer, the Company and Kentucky Utilities pay each non-employee director a $750 fee for each meeting of a Board or a particular committee attended; provided that if the Boards of the Company and Kentucky Utilities meet on the same day, only one $750 fee is paid for both meetings. Similarly, if the same committee of the Boards of the Company and Kentucky Utilities meet on the same day, only one $750 fee is paid for both meetings. Out-of-pocket travel expenses are paid to directors for all meetings attended.

  All eligible directors of the Company and Kentucky Utilities are entitled to participate in the Director Retirement Retainer Programs (the "Director Retirement Plans") of the Company and Kentucky Utilities. Directors who are not, and have not previously been, an officer of Kentucky Utilities, the Company, or their affiliated companies ("outside directors") are eligible to participate. An outside director who is 65 years of age and has completed at least five consecutive years of service on the Company's and/or Kentucky Utilities' Board will receive, upon termination of service from a Board for any reason other than death, an annual retirement benefit equal to the annual retainer paid to such Board's directors in effect as of such termination, payable monthly over a period of years equal to the number of full years such director served on the Board, but not in excess of 10 years. Such payments cease, however, if the director dies before all such payments are made. The annual retainer in effect upon the director's termination from a Board will generally be calculated as described in the first paragraph under this caption. In the event of a change in control of the Company or Kentucky Utilities, any person then receiving a retirement benefit would be paid, within 30 days of the change in control, a lump-sum payment equal to the discounted present value of all then unpaid installments of the director's retirement benefit. In the event of a change in control, each outside director in office immediately prior to such change in control will be eligible to receive an accelerated retirement benefit if the director terminates service from a Board for any reason other than death within three years of the date of the change in control. Such accelerated retirement benefit would be paid in a lump sum within 30 days of such termination and would be equal to the discounted present value of the retirement benefit which such director would have received if the director had retired from the Board at age 70 (or for certain directors, 72) and lived to collect the full benefit otherwise payable under the applicable Director Retirement Plan. Such benefit would be based on the higher of the annual retainer in effect immediately prior to the change in control or immediately prior to such director's termination of service. Change in control is broadly defined under the Director Retirement Plans and includes any merger, consolidation, reorganization or sale of substantially all of the assets of the Company or Kentucky Utilities which results in less than a majority of the voting power of the resulting entity being owned by the holders of the Common Stock of the Company prior to the transaction; a change in the majority of the Board of Directors of the Company or Kentucky Utilities over a two-year period which is not approved by two-thirds of the incumbent directors; and the acquisition by any person or group of persons of beneficial ownership of 10% or more of the Common Stock of the Company or Kentucky Utilities.

  Directors may elect to have all or a specified portion of their directors' fees deferred under the Director Deferred Compensation Plans (the "Director Deferred Compensation Plans") of the Company and Kentucky Utilities. Amounts deferred will be maintained in unfunded accounts for each participant, which, based on a choice made by the Director, either: (1) bear interest at a floating rate based upon the average prime rate charged by banks as reported in the Federal Reserve Bulletin; or (2) experience appreciation (depreciation) and earnings based on a hypothetical investment in the Company's common stock. Amounts deferred under the Director Deferred Compensation Plans will be paid to the participant upon termination as a director for any reason other than death based on a choice made by the Director as permitted by the Director Deferred Compensation Plans in a single payment or, with interest, quarterly over a period of not to exceed 40 calendar quarters, or, with interest, annually over a period of not to exceed 10 years. In the event of a participant's death, payment of any remaining balance of credited amounts will be made in a single payment to a designated beneficiary. In certain cases, directors may receive a distribution of deferred amounts in the event of substantial financial hardship. Because officers of the Company and Kentucky Utilities receive no compensation for services as directors, any director who is an officer is not eligible to participate in the plans.

  Executive Compensation. The following table contains information with respect to the compensation paid by (or earned from) the Company and Kentucky Utilities, for all services rendered during 1993 through 1995 in all capacities, to the Chief Executive Officers and the other four most highly compensated executive officers of the Company and Kentucky Utilities:

                           Summary Compensation Table

                                                                        LONG-TERM
                                                                       COMPENSATION
                                    ANNUAL COMPENSATION                  PAYOUTS
                                  -----------------------              ------------
                                                                           LTIP
                                                          OTHER ANNUAL ------------  ALL OTHER
                                                   BONUS  COMPENSATION   PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR SALARY ($) ($)(3)     ($)(4)       ($)(5)       ($)(6)
---------------------------       ---- ---------- ------- ------------ ------------ ------------
JOHN T. NEWTON;                   1995  328,616    74,811    23,959            0      232,257
 Former Chairman of the Board,    1994  462,694   149,979    13,380      158,738        7,561
 Former Chief Executive Officer,  1993  424,237   144,362    11,886            0        8,444
 & Current Director of the
 Company & Kentucky Utilities(1)
MICHAEL R. WHITLEY;               1995  318,467    73,476       116            0        4,686
 Chairman of the Board, President 1994  245,490    67,157       481       50,508        5,560
 & Chief Executive Officer &      1993  219,529    62,164     1,258            0        6,045
 Director of the Company &
 Kentucky Utilities(2)
JAMES W. TIPTON;                  1995  227,591    39,942     1,445            0        4,667
 Senior Vice President            1994  214,043    63,210     1,373       50,508        5,537
 of the Company                   1993  204,042    60,331     1,201            0        5,712
O. M. GOODLETT;                   1995  210,195    44,550         0            0        4,500
 Senior Vice President of the     1994  200,251    56,889         0       30,246        4,500
 Company & Kentucky Utilities     1993  188,724    54,257         0            0        4,497
WAYNE T. LUCAS;                   1995  194,553    42,160       711            0        4,692
 Senior Vice President            1994  159,699    33,754       523       22,658        5,522
 of Kentucky Utilities            1993  139,331    31,695       446                     5,813
JAMES M. ALLISON;                 1995  169,405    38,160         0            0        4,527
 Senior Vice President            1994  133,674    29,131         0            0        4,500
 of Kentucky Utilities            1993  110,885    24,222     5,576            0            0

--------
(1) Retired as Chairman and CEO in August 1995.
(2) Assumed additional titles of Chairman and CEO on August 1, 1995, having been President since November 1, 1994.
(3) Bonuses are paid under the Incentive Plans. The bonus reported for Mr. Newton for 1995 has been prorated to reflect his retirement as of August 1, 1995. Any bonus earned but deferred under the Executive Deferred Compensation Plans is included in the Table.

(4) Other annual compensation consists of the following items: (1) amounts for group term life insurance and related taxes; (2) an amount for above-market interest earned and paid on deferred compensation for Mr. Newton in 1995; and (3) an amount for taxes related to moving expenses for Mr. Allison in 1993.
(5) Reflects payouts under the Kentucky Utilities Performance Share Plan described under "Report of Compensation Committee on Executive Compensation" above. Performance goals were not met, and thus no payouts were made for the Performance Cycle that relates to 1993 and 1995 in the table above. Amounts shown for 1994 reflect a payout in the form of restricted shares of the Company's common stock of 75% of the contingent grant for the Performance Cycle commencing in 1991. Such restricted stock will be forfeited if the officer terminates employment prior to January 1, 2001 for any reason other than retirement, disability or death. In the event of a change in control, the restrictions lapse immediately.
(6) All other compensation includes: (a) above-market-rate interest earned on deferred compensation; (b) the employer matching contribution made to the officer's account in the 401(k) Employee Savings Plan; and (c) Supplemental Security Plan Payment of $227,757 to Mr. Newton as the benefit payable for the period of August 1, 1995 through July 31, 1996. Such amounts for 1995 with respect to items (a) and (b) are shown in the following table.

                                                      INTEREST ON     401(K)
     EXECUTIVE                                          DEFERRED     MATCHING
      OFFICER                                         COMPENSATION CONTRIBUTION
     ---------                                        ------------ ------------
       John T. Newton................................     $N/A        $4,500
       Michael R. Whitley............................     $186        $4,500
       James W. Tipton...............................     $167        $4,500
       O. M. Goodlett................................     $N/A        $4,500
       Wayne T. Lucas................................     $192        $4,500
       James M. Allison..............................     $ 27        $4,500

  Performance Shares contingently awarded under the Performance Share Plans in 1995 are reported in the Long-Term Incentive Plan awards table below. A description of how awards are determined is presented under "Report of Compensation Committee on Executive Compensation." A description of the scale by which performance targets are set follows the table.

              Long-Term Incentive Plan--Awards In Last Fiscal Year

                                      PERFORMANCE
                                       OR OTHER    ESTIMATED FUTURE PAYOUTS UNDER NON-
                                        PERIOD                    STOCK
                          NUMBER OF      UNTIL            PRICE-BASED PLANS(5)
                            UNITS     MATURATION  -------------------------------------
                              OR          OR      THRESHOLD
NAME                     OTHER RIGHTS  PAYOUT(4)     ($)      TARGET ($)    MAXIMUM ($)
----                     ------------ ----------- --------- --------------- -----------
John T. Newton..........    1,727(1)        3        $ 0    $25,905-$38,858  $ 51,810
Michael R. Whitley......    4,075(2)        3        $ 0    $61,125-$91,688  $122,250
James W. Tipton.........    2,445(2)        3        $ 0    $36,675-$55,013  $ 73,350
O. M. Goodlett..........    2,200(3)        3        $ 0    $33,000-$49,500  $ 66,000
Wayne T. Lucas..........    2,085(3)        3        $ 0    $31,275-$46,913  $ 62,550
James M. Allison........    1,855(3)        3        $ 0    $27,825-$41,738  $ 55,650

--------
(1) Constitutes Performance Shares contingently granted under the KUE Performance Share Plan in 1995 as adjusted on a prorated basis to reflect retirement as of August 1, 1995.

(2) Constitutes Performance Shares contingently granted under the KUE Performance Share Plan in 1995.
(3) Constitutes Performance Shares contingently granted under the Kentucky Utilities Performance Share Plan in 1995.
(4) Number of years in Performance Cycle.
(5) See description below for the scale that determines which amount would be applicable. Amounts are calculated based on the price of the Company's Common Stock on December 31, 1995.

  For the Performance Cycle commencing in 1995, payouts of contingent grants shown in the table above will be determined by calculating the average return on equity for the Performance Cycle of the Company or Kentucky Utilities, as the case may be, compared to the average return on equity for the Performance Cycle for the comparable companies. The returns will be ranked in descending order. For the 1995-1997 Performance Cycle, the scale that determines if grants are earned is as follows: if the Company's or Kentucky Utilities' rank, as the case may be, is in the top two, the payout will be 100% of the contingent grant (the Maximum shown in the table); if their rank is third or fourth, the payout will be 75% and if their rank is fifth or sixth, the payout will be 50% (the two figures shown as Target in the table); and if their rank is seventh or below, no shares will be awarded (shown as the Threshold in the table) for that Performance Cycle under the applicable Performance Share Plan.

  Each of the officers of the Company and Kentucky Utilities is entitled to participate in the Kentucky Utilities employee retirement plans described below. Executive officers, like other employees, are eligible to participate in Kentucky Utilities' Retirement Plan, and all eligible persons whose compensation is reported in the Summary Compensation Table participated in the Retirement Plan. Contributions to the Retirement Plan are determined actuarially and cannot be readily calculated as applied to any individual participant or small group of participants. Generally, compensation for Retirement Plan purposes means base compensation while a participant, excluding overtime pay, commissions, performance incentive compensation or other extraordinary compensation. The compensation for Retirement Plan purposes of the individuals named in the foregoing table is substantially equivalent to the base salary reported in the Summary Compensation Table. The credited years of service under the Retirement Plan for such persons were as follows: Mr. Newton, 37 years; Mr. Whitley, 31 years; Mr. Tipton, 28 years; Mr. Goodlett, 25 years; Mr. Lucas, 26 years; and Mr. Allison, 1 year. All of the credited years of service were computed as of December 31, 1995 except for Mr. Newton's service which was determined as of August 1, 1995, his date of retirement. Retirement Plan benefits depend upon length of service, age at retirement and amount of compensation (determined in accordance with the Retirement Plan).

  Although higher amounts are determined under the Retirement Plan and shown in the table below, in most cases, pension benefits under the Retirement Plan or compensation used to measure such benefits will be reduced to comply with maximum limitations imposed by the Internal Revenue Code. Under such limitations effective in 1995, no base compensation above $150,000 may be used to calculate a benefit, except in the case of certain executive officers to preserve benefits accrued under previously applicable rules. In addition, no annual benefit derived from employer contributions may exceed $120,000. Assuming retirement at age 65, a Retirement Plan participant would be eligible at retirement for a maximum annual pension benefit (without taking into account the Internal Revenue Code limitations referred to above) set forth in the following table. However, assuming retirement at age 65, assuming 1995 base compensation and taking into account the Internal Revenue Code limitations, the annual pension benefit under the Retirement Plan for the executive officers named in the Summary Compensation Table would be as follows: Mr. Whitley, $101,643; Mr. Tipton, $93,138; Mr. Goodlett, $84,738; Mr. Lucas, $86,998; and
Mr. Allison, $50,219. Mr. Newton's annual pension benefit under the Retirement Plan commencing on his August 1, 1995 retirement date is $106,309.

  FINAL
 AVERAGE                       ANNUAL BENEFIT AFTER SPECIFIED YEARS OF SERVICE(2)
  BASE                   --------------------------------------------------------------
 PAY(1)                     15       20       25       30       35       40       45
 -------                 -------- -------- -------- -------- -------- -------- --------
$150,000................ $ 29,999 $ 39,999 $ 49,999 $ 59,999 $ 69,998 $ 79,998 $ 89,998
$200,000................ $ 39,999 $ 53,332 $ 66,665 $ 79,998 $ 93,331 $106,664 $119,997
$250,000................ $ 49,999 $ 66,665 $ 83,331 $ 99,998 $116,664 $133,330 $149,996
$300,000................ $ 59,999 $ 79,998 $ 99,998 $119,997 $139,997 $159,996 $179,996
$350,000................ $ 69,998 $ 93,331 $116,664 $139,997 $163,329 $186,662 $209,995
$400,000................ $ 79,998 $106,664 $133,330 $159,996 $186,662 $213,328 $239,994
$450,000................ $ 89,998 $119,997 $149,996 $179,996 $209,995 $239,994 $269,993
$500,000................ $ 99,998 $133,330 $166,663 $199,995 $233,328 $266,660 $299,993
$550,000................ $109,997 $146,663 $183,329 $219,995 $256,660 $293,326 $329,992
$600,000................ $119,997 $159,996 $199,995 $239,994 $279,993 $319,992 $359,991

--------
(1) "Final average base pay" generally means the average annual compensation during the 60 consecutive months of highest pay during the period of employment.
(2) Annual benefits shown are on a straight life annuity basis. Amounts shown are not subject to any deduction for Social Security benefits or other offset amounts. Benefits may be reduced by Internal Revenue Code limitations described above.

  Executive officers and certain other employees of the Company and Kentucky Utilities are eligible to be members in Kentucky Utilities' Supplemental Security Plan which provides retirement, disability and death benefits as well as a change in control retirement benefit and a change in control severance benefit. As to executive officers, upon retirement at age 65, an eligible member will receive 15 annual payments of an amount equal to 75% of basic compensation, offset by benefits payable from any defined benefit plan of the Company or an affiliate (such as Kentucky Utilities' Retirement Plan) and social security benefits. Basic compensation is the annualized base monthly salary of the member, exclusive of performance incentive compensation or other extraordinary compensation, in effect at termination of employment by retirement, disability or death. Upon termination of employment by death of an eligible executive officer prior to age 65, the member's beneficiary will receive an annual benefit equal to 50% of basic compensation until the later of the date such member would have attained age 65 or completion of 15 annual payments. Upon termination of employment by disability prior to age 65, the member will receive the "retirement benefit" if the member lives to retirement age and remains disabled or the "death benefit" if the member dies prior to retirement age and is disabled at death. Benefits will be paid from the general funds of the employer. The estimated annual benefits from Kentucky Utilities' Supplemental Security Plan that would be payable upon retirement at normal retirement age for the individuals named in the Summary Compensation Table (assuming 1995 basic salary) are as follows: Mr. Whitley, $145,164; Mr. Tipton, $62,166; Mr. Goodlett, $62,889; Mr. Lucas, $43,376; and Mr. Allison, $63,262.
Mr. Newton's annual benefit under the Supplemental Security Plan, commencing on his August 1, 1995 retirement, is $227,757. To assist in providing funds to pay such benefits when they become payable, insurance is purchased on the lives of the members of the Supplemental Security Plan.

  Under the Supplemental Security Plan, members are entitled to change in control severance benefits in the following circumstances: (i) involuntary termination of the individual's employment within two years following the change in control for reasons other than cause, death, permanent disability or attainment of age 65; (ii) resignation within two years of the change in control for good reason (as defined in the plan); and (iii) in respect of the Chairman of the Board, the President, the Chief Financial Officer or, if such positions are filled by less than three persons, the Executive Vice President, in each case of Kentucky Utilities, termination of employment for any reason during the 30-day period commencing on the first anniversary of the change in control. In such circumstances, the employee will be entitled to a change in control severance payment equal to a certain percentage (300% in the case of executive officers of the Company or Kentucky Utilities) of the sum of (i) the employee's basic compensation and
(ii) the employee's target annual performance incentive compensation. In addition, the employee will be entitled to continuation of certain employee welfare benefits for up to three years following termination of employment, subject to an offset for comparable benefits. Under the Supplemental Security Plan, the employee is entitled to receive additional payments, if necessary, to reimburse the employee for certain federal excise tax liabilities. The Supplemental Security Plan's change in control retirement benefit provides that, upon termination of employment, other than for cause (as defined in the Supplemental Security Plan) following a change in control, an eligible member will receive a lump sum amount equal to the present value of the retirement benefit (described in the preceding paragraph and assuming the member is then 65 but prorated if the member then has less than 15 years of service, including an assumed three additional years of service for executive officers); provided that, if the termination is more than two years from the change in control, the calculation of years of service will not include the assumed additional three years and the compensation upon which the benefit is calculated will be the actual compensation in effect at termination (rather than the compensation in effect at the change in control which, if higher, would be used if termination occurred within two years of the change in control). The change in control severance benefits and change in control retirement benefits are effective for a minimum of five years, which is automatically extended from year to year unless Kentucky Utilities gives notice that it does not wish to extend the period of effectiveness. Change in control has essentially the same meaning as under the Director Retirement Plans described under "Directors' Compensation."

  The Performance Share Plans and Executive Deferred Compensation Plans contain provisions relating to a change in control. Under each of these plans a change in control has essentially the same meaning as under the Director Retirement Plans described under "Directors' Compensation." Under the Performance Share Plans, if a participant's employment is terminated voluntarily or involuntarily after a change in control, such participant will have the right to an immediate cash payment for all Performance Cycles in which the participant is currently participating. The amount payable to a participant in the event of termination in connection with a change in control will be determined in accordance with the formula specified in the Performance Share Plan. In addition, after a change in control, whether or not the participant is terminated, under the Executive Deferred Compensation Plans, all amounts held under such plans will be paid to the participant.

                                    General

  Independent Public Accountants. The Audit Committee of the Board has selected the firm of Arthur Andersen LLP as independent public accountants to examine the financial statements of the Company and Kentucky Utilities for 1996. The firm has served as the independent public accountants for the Company and Kentucky Utilities for many years. Representatives of the firm are not expected to be present at the annual meeting.

  Proposals of Shareholders. Under the rules of the Securities and Exchange Commission, any shareholder proposal intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company at its principal executive offices no later than November 17, 1996 in order to be eligible to be considered for inclusion in the Company' proxy materials relating to that meeting. A shareholder submitting a proposal or nominating a person to serve as director must comply with procedures set forth in the Company's By-laws. In general, the By-laws provide that for business to be considered at an annual meeting